Securities Code No. 5701
June 5, 2012

To shareholders:

Nippon Light Metal Company, Ltd.
2-2-20 Higashi Shinagawa, Shinagawa-ku, Tokyo
Takashi Ishiyama, CEO and President

Notice of 105th Ordinary General Shareholders Meeting

Dear Ladies and Gentlemen:

          We express our deeply felt thanks to your continuing support for us.

          This is to notify you that the 105th ordinary general shareholders meeting will be held as described below, and we request your attendance to the meeting.

          If you cannot attend the meeting on the day, you can excise your voting rights by one of the methods described below. Please review the “Reference Documents for the Shareholders Meeting” described below and excise your voting rights.

          Voting by Mail:
          Please indicate your approval or rejection by marking the voting right excise form enclosed with this notice and mail it so that it will be received by us by 5:30 p.m., Wednesday, June 27, 2012.

          Voting via Internet:
          If you vote via Internet, please review the “Guide for voting via Internet” described on page 3 to page 4 of this notice, please go to the exclusive website which we designated and provided specifically for voting (http://www.web54.net) , and input your approval and/or rejection using the “voting right excise code” and the “password” included in the voting right excise form attached to this notice, then follow the instruction shown on the screen. Voting must be completed before 5:30 p.m., Wednesday, June 27, 2012.

Best regards,

Note

1. Date and Time:	10 a.m., Thursday, June 28, 2012
2. Place:	2-3-15, Higashi Shinagawa, Shinagawa-ku, Tokyo
Daiichi Hotel, Tokyo Seafort
3rd Floor, “Harbor Circus” ball room
(Please see a “Guide to the place of the ordinary general shareholders’
meeting” attached at the end of this notice.

3.	Purposes:
Matter to be reported:

1.

Report of details of the business operation report for the 105th term (from April 1, 2011 to March 31, 2012), the consolidated financial statements, and the audit report of the consolidated financial statements conducted by the accounting auditor and the board of auditors.

2.	Report of details of the financial statements for the 105th term (from April 1, 2011 to March 31, 2012).

Matters to be resolved:
            Resolution No.1: Treatment of the earned surplus.
            Resolution No.2: Establishment of a 100% parent company by stock transfer.
            Resolution No.3: Election of 11 Directors.
            Resolution No.4: Election of 2 Auditors.

4.	Matters concerning excise of voting rights:

(1)

If you choose to vote via a proxy, you can excise your voting rights by selecting one other shareholder who can excise voting rights as your proxy and submitting a document proving his/her right as a proxy.

(2)	If neither your approval nor rejection was indicated as to each resolution on the voting right excise form, we assume that you approved the resolution(s).

(3)	If you excised your voting right multiple times via Internet and by other methods, we accept the last one as your valid vote.

(4)

If you excised your voting right twice using both mailing of the voting right excise form and Internet, we accept the one we received later as your valid vote. If both arrived on the same day, we accept the one via Internet as your valid vote.

End.

o

If you attend the meeting, please bring the voting right excise form enclosed with this notice with you and submit it at the reception of the conference room. The reception is scheduled to open at 9 a.m.

o

If any amendments became necessary to the reference material for the general shareholders meeting, business report, consolidated financial statements and other financial statements, amendments will be posted via Internet on the web site of Nippon Light Metal at http://www.nikkeikin.co.jp.

Guide for Voting via Internet

            Voting via Internet is only available by accessing the specifically designated voting right excise website (http://www.web54.net).

            If you plan to vote via Internet, please review and accept the following matters.

1.	System requirements and others:

Please confirm the following system environment required to excise your voting rights.

	(1)	Screen resolution of 800 x 600 dot (SVGA) or above.

	(2)	The following softwares are installed.
		a.	Microsoft Internet® Explorer Ver. 5.01 SP2 or later.
		b.	Adobe® Acrobat® Reader™ Ver. 4.0 or above, or Adobe® Reader® Ver. 6.0 or above (If you read reference materials on the screen).
*	Microsoft® and Internet Explorer are Microsoft Corporation’s registered trademark or trademark in the U.S. and other countries.
*	Adobe® Acrobat® Reader™ and Adobe® Reader® are registered trademark or trademark of Adobe Systems Incorporated in the U.S. and other countries.
*	These software are distributed free of charge via home page of each company.

(3)

Shareholders will pay the connection fee for the provider and the communication fee for the communication providers (telephone charge and etc.) required to use the specifically designated web site for voting.

(4)	The web site for voting is not accessible via Internet which uses a cell phone as an operation terminal.

(5)	Access and communication to the specifically designated web site via Internet may be restricted by certain set-up such as fire walls. If you find problems, please consult the system administrator.

(6)	As the designated web site for voting uses pop-up function, please release the pop-up blocking function (or release it temporarily) before using the site.

2.	Treatment of execution of voting rights:

	•	If you excised your voting right multiple times using Internet and/or other means, we accept the last vote as your valid vote.
•

If you excised your voting right both by mailing the voting right excise form and via Internet, we accept the one arrived later as your valid vote. However, if both vote arrived on the same day, we accept the one via Internet as your valid vote.

•

Though voting via Internet is open until 5:30 p.m., Wednesday, June 27, 2012, we would like to recommend that you will vote early. If you have any questions, please inquire the “Securities Agency Web Support of the Sumitomo Mitsui Trust and Banking Company Limited,” stated in 4. Below.

3.	Handling of password:

•

The password is a tool to confirm that the person who excises the voting right is the shareholder him/herself. Please store it carefully just like you store registered seals and personal identification number.

We may not respond to telephone inquiries concerning passwords.

	•	Password will become locked and unusable if you used it incorrectly a few times. If you would like to have a password reissued for you, please follow the instruction on the screen.

	•	The password provided to you this time is valid only for this shareholders meeting. A new password will be issued for the next shareholders meeting.

4.	Questions concerning the operations of PC and others:

	•	If you are not clear about how to operate PC and others in relation to the excise of your voting right via Internet, please contact the following:

Sumitomo Mitsui Trust and Banking Company, Ltd., Securities Services Agency Center
Tel:                         0120(652) 031 (free of charge number)
Operating hours:  9:00 a.m. – 9:00 p.m. (except Sat., Sun. and holidays)

•	If you have other types of questions concerning such as registered address and number of shares you own, please contact the offices below:

a.	Shareholders who have an account with securities companies:

If you have account(s) with one or more securities companies, please contact relevant securities company or companies in which you have account(s).

b.	Shareholders who don’t have any account with a securities company (shareholders having a special account): Sumitomo Mitsui Trust and Banking Company, Ltd.

Tel:	0120 (782)031 (free of charge number)
Operating hours:	9:00 a.m. – 5:00 p.m. (except Sat., Sun. and holidays)

<Platform for the digital excise of voting rights>
                         For the institutional investors, digital voting for this shareholders meeting is also available via
“Voting Right Digital Excise Platform” operated by ICJ Inc.

End.

Exhibits

Business Operation Report
(April 1, 2011 – March 31, 2012)

1.	Current situation of the Nippon Light Metal Co., Ltd. and group companies (Group Companies):
(1)

Chronological description of the performance of this Company and group companies The economy in Japan during current consolidated fiscal year started to recover from the big drop resulted from the impact of the Great Easter Japan Earthquake and Tsunami (hereinafter referred to as “Disaster”). Nevertheless, due to slow-down of the economy of overseas countries with EU debt crisis and rising value of the yen in the background, the recovery stalled and did not develop into a true recovery.

In the aluminum industry, following the recovery of the supply chain, shipping of automobile related products started to increase, and the demand for construction related products also exceeded the previous term’s level. But, export dropped due to a slow-down of global economy, and the total demand for aluminum products ended slightly lower than the previous term.

Under this circumstance, our group companies having demands in wide range of fields have carried out various measures to strengthen the foundation of business operation, based upon a medium term business plan (from fiscal year 2010 to fiscal year 2012), of which this consolidated fiscal year is the second year.

More specifically, we made efforts to further strengthen our business foundation, the number 1 in this industry, by such as continued investments in a project to switch the raw material for the production of aluminum and chemical products from bauxite to aluminum hydroxide. We also actively challenged to increase the production of aluminum of high purity to be used for the LED sapphire baseboard and to expand the sales of high value added products such as lithium ion battery case.

In the area of overseas development, with a purpose to build a stable foundation for a sustained growth in the future, we established joint ventures of trailer assembly business and automobile parts related business in China and constructed a new production plant of condensers to be used for room air conditioners in Thailand.

In addition to the measures described above, during current consolidated fiscal year, we carried out thoroughly the measures to increase efficiency and rationalization. We also energetically engaged in the sales activities, but we could not recover the entire drop in demand resulted from the disaster. Thus, the sales volume resulted lower than the last term, and, due to negative impacts such as the drop in sales volume, increasingly higher price of the yen and deteriorating economy in EU, the profit resulted significantly below that of the last term.

Item	Result	Change from last term
Consolidated sales	¥403,009 million	Δ6.2%
Consolidated operating profit	¥13,665 million	Δ44.7%
Consolidated ordinary profit	¥9,709 million	Δ47.6%
Consolidated net profit	¥2,856 million	Δ74.1%

As to the term-end distribution, we would like to pay from earned surplus, dividend of ¥2 per one share, the same amount to the previous term.

Sales and operating profit per department of this Company are as below. From this term, we reorganized some sectors of our consolidated group companies. Thus, in the comparisons to previous term below, the numbers for the previous term are adjusted to match the changed department categories.

Department	Consolidated Sales (v. previous term)	Consolidate Operating Profit
Alumina/Chemical Products Aluminum ingots	¥99,560 million (-7.3%)	¥5,227 million (-22.9%)
Aluminum sheet, extruded products	¥70,618 million (-9.0%)	¥1,569 million (-69.1%)
Processed products, Related businesses	¥127,972 million (+0.03%)	¥6,392 million (+21.4%)
Foil, Powder products	¥104,859 million (-10.0%)	¥3,042 million (-66.8%)
Elimination or Corporate Items	-	- ¥2,925 million
Total	¥403,009 million (-6.2%)	¥13,665 million (-44.7%)

The following is the summary description of the current condition of each sector of our group companies:

Alumina/Chemical products, Aluminum ingots:

In the Alumina/Chemical products sector, demands for alumina related products slowed down and the shipping remained at a low level, and, furthermore, export stayed low due to rising record price of the yen. Thus, the sales ended lower than previous term.

As to chemical products, shipping of sodas products such as caustic soda and hydrochloric acid and that of the organic/inorganic chlorine products generally remained solid partly assisted by the substitute shipping requested by those companies suffered damages by the Disaster, but the production of ammonium sulfate band, a flocculant, was temporarily suspended because a part of the production center was designated as the evacuation area for Fukushima Daiichi Nuclear Power Plant accident, and even after the operation was resumed, recovery of demand by the main clients remained slow. Thus, the sales ended significantly lower than the previous term.

As a result of the condition described above, the total sales resulted lower than the previous year, and significantly dropped from the previous year because of the reduction in sales of alumina related products and fuel price increase.

In the Aluminum ingots sector, though the demand for secondary alloy for automobiles, the main filed of this Company, dropped significantly at one time due to the impact of the disaster but showed a smooth recovery accompanying the recovery of supply chain in motor vehicles industry. But shipping dropped again and remained low because of the electricity supply problem during summer and the damages to the clients by flood in Thailand, thus, even the aggregated results through this fiscal year ended lower than the previous term.

In addition to a reduced sales volume, increased price competition with imported products due to high price of the yen and increased price of raw material scraps pushed down the profit, and the profitability was reduced from the previous term.

As a result, the sales of the alumina and chemical products and the aluminum ingots sections was ¥99,560 million, minus 7.3% from the previous term, and the operating profit was ¥5,227 million, minus 22.9% from the previous term.

Aluminum sheet/Extruded products:

As to the aluminum sheet section, the sales of automobile related products showed recovery in the latter half of this fiscal year, but its full year figure dropped significantly because of such as the impact of the disaster. The sales of entire section dropped significantly from the previous term because, in addition to a sudden drop of shipping after summer of thick sheets for semiconductors and liquid crystal products, shipping of manufacturing equipment, shipments of the general material for electric and electronic products and the foils for condensers also showed large drop from the previous term.

Profitability also significantly deteriorated from the previous term due to reduction in sales and price increase of raw materials and fuel.

As to the aluminum extruded products section, the sales of products for railroad cars was reduced due to scale down of a cargo car increase plan, and the sales of automobile related parts in China also dropped. However, the sales of automobile related parts and parts and materials for trucks quickly recovered accompanying the recovery of supply chain in the automobile industry, and the sales for construction materials continued to increase from the previous term. Thus, the section as a whole, sales exceeded the previous term.

As to profitability, domestic sales showed increase in profit reflecting increases in sales, but because of reduction in profit resulted from the reduced sales of automobile parts in China, the profitability of the section as a whole ended lower than the previous term.

Thus, the sales of aluminum sheet and extruded products was ¥70,618 million, minus 9.0% from the previous year, and the operating profit was ¥1,569 million, minus 69.1% from the previous year.

In March 2012, Shandong Nikkei Conglin Automotive Parts Co., Ltd., a joint venture with a local company, was established in Shan dong Sheng as a headquarters in China for the production and sales of automobile related parts, including those for trucks. We already established business in Shenzhen and Shanghai for the production and sales of automobile related parts in China, and we plan to make effort in North Chine and Northeast China area where demands expected to increase.

Processed products and related businesses: Below is the summary description of the main sectors:

As to transportation related section, shipping for the truck assembly business dropped significantly in April and May as a result of production drop from the impact of the Disaster, but it showed recovery starting from June and remained at a high level reflecting increased domestic demand. Thus, the sales retained the same level as the previous term.

In October 2011, Shandong Conglin Fruehauf Automobile Co., Ltd., a joint venture with a local company, was established in Shan dong Sheng as a headquarters for the manufacture and sales of trailers in China. In China demand for aluminum trailers is expected to expand, and we plan to create a strong supply chain by utilizing supply of parts from Shandong Nikkei Conglin Automotive Parts Co., Ltd..

Demand for condenser for car air conditioners increased because of the stable increase of shipping for light weight automobiles and the increase in demand found in the latter half resulted from resumption of subsidies for eco cars. However, the increase could not cover the sluggish demand resulted in the first half of current fiscal year because of the drop of automobile production due to the impact of the Disaster, and the sales ended lower than the previous term.

In October 2011, a production plant of condensers for room air conditioner was constructed in Thailand. In South East Asia, demands for room air conditioners for home use have been growing reflecting economic growth. We plan to develop the business of condensers for room air conditioners in this area for which we can utilize energy saving technology and technology to make light and highly capable products which we had developed with condensers for car air conditioners, and make it one of our core businesses for our group companies.

Shipping of formed and fabricated products, dropped by the Disaster, started to recover in summer. But in the latter half, shipping dropped as a result that some of the automobile makers temporarily suspended production due to the flood in Thailand, and the full year result ended slightly lower than the previous term.

As to the digital material section, the shipping of electrode foil for aluminum electrolytic condensers in the first half remained stable because this sector recovered quickly from the impact of the Disaster and the demand for the industrial machines and equipment increased. But in the latter half, the demand environment changed dramatically and became very difficult as a result of inventory adjustments by clients required because of increased price of the yen, thus, the sales ended significantly lower than the previous term.

As to the panel system sector, shipping moved favorably for the medium and small size professional freezers and refrigerators and the demand increased temporarily benefitted from the recovery from the Disaster, thus, the sales exceeded the previous term. The domestic market for the clean room moved slowly because clients accelerated their move to outside Japan as a result of the high price of the yen, but the full year result exceed the previous term because of increased shipping due to the construction work for the recover from the Disaster.

As to the carbon product sector, though the situation stayed very difficult because of sudden price increase of the yen and low demand for iron and steel, and aluminum smelting industries, we tried to expand the sales and to cut cost of carbon black for high temperature furnace and electric furnace, and un-formed material for electrode, and achieved both the sales and profit higher than the previous term.

Furthermore, as of March 15, 2012, we sold 40% of Nippon Electrode Co., Ltd’s shares to Mitsubishi Corporation. Mitsubishi Corporation has a strong network and superior know-how of carbon product business, and with its participation in the management of Nippon Electrode Co., Ltd. , we plan to expand and enhance the contents of businesses of Nippon Electrode by developing overseas businesses and initiating new businesses.

As a result of the above, the sales of processed products and related businesses ended at ¥127,972 million, 0.03% increase over the previous year, and the operating profit ended at ¥6,392 million, 21.4% increase over the previous year.

Foil and Powder Products:

As to the foil sector, in summer, the demand for high purity aluminum foil for electrolytic condensers recovered to the level of active period prior to the disaster, but in the latter half, the demand changed and dropped drastically due to inventory adjustment of condensers. As to the general foils, shipping remained generally stable for such as the plain foil for the exterior case of lithium ion batteries, but in the latter half, the shipping of some types of products such as processed foils for medicine packages dropped. As a result, the sales of the sector as a whole ended lower than the previous term.

As to the paste sector, in the domestic market, shipping of the products for home appliances and plastic paints showed a tendency to decrease slightly, but in the latter half, shipping of aluminum paste for automobile coating paints, the main products, increased reflecting the recovery of automobile production, and the shipping of paste products for inks used for containers of drinks moved favorably. On the other hand, as to export, shipping dropped reflecting a slow-down of Chinese economy, but those for Korea and Indonesia moved stably. Thus, the sales as a whole exceeded the previous term.

As to the Electronic functional material sector, shipping of the functional materials, majority of which are powder products, for IT related products and LED parts to China stayed firm. But the sales of the functional ink for packing sheet for solar batteries and solar batteries dropped suddenly in EU market, the core market of the products, due to the scaling back of the fixed price electricity purchase system and inventory adjustments, thus the sales ended significantly lower than the previous term.

Because of the reasons above, the sales in the foil and powder product sector ended at ¥104,859 million, minus 10.0% from the previous term, and the operating profit was ¥3,402 million, minus 66.8% from the previous term.

(2)	Facility investment of group companies:

The total amount of facility investments in this consolidated accounting fiscal year was ¥23,167 million, an increase by ¥7,804 million from the previous term.

Major facilities completed during this consolidated accounting period are as below:

Sector	Company Name	Description of facilities
Alumina/Chemical products	Nippon Light Metal Co., Ltd.	Added high purity aluminum production facility

inside Shimizu plant.
Alumina/Chemical products	Nippon Light Metal Co., Ltd.	Raw aluminum hydroxide dissolution equipment inside Shimizu plant.
Processed products and related businesses	Nippon Light Metal Co., Ltd.	Production plant for condensers for room air conditioner of Thai Nikkei Trading Company limited in Thai
Foil and powders	Toyo Aluminium K.K.	Production plant of raw material of functional ink to be used for solar batteries.
Foil and powders	Toyo Aluminium K.K.	Added facility to the production facility of functional ink to be used for solar panels.

(3)	Current status of financing of Nippon Light Metal:

During the consolidated current fiscal year, in addition to the borrowings from financial institutions, with a purpose to continue our strategic investment and strengthening of the financing condition of this Company, we obtained ¥100,000 million by hybrid financing (see note).

In addition, as to the zero coupon yen denominated limited conversion type convertible bond with new share subscription rights, as of September 30, 2011, ¥18,980 million was accelerated and redeemed.

The total amount of corporate bonds and borrowings as of end of consolidated current fiscal year is ¥187,697 million and decreased by ¥3,063 million from the end of the previous term.

Note: On March 29, 2012, we obtained a subordinated loan of ¥6,800 million and issued ¥3,200 million non-recourse corporate bonds with provisions for deferred first time interest payment and conditional pre-maturity redemption (special subordination provision and small number private issue with restriction on splits).

(4)	Issue Nippon Light Metal needs to resolve:

Japanese economy is expected to recover slowly with a favorable background of improved economy of the U.S. and Asian countries, the major export destinations, and calming of yen price increase.

Under this circumstance, we acknowledge the recovery of business performance of our company’s main business sectors such as aluminum and chemical products, aluminum sheets, and electronic functional materials as our urgent task, and aim to develop and increase high value added products, and improve further our cost competition capacity.

In the four markets of “automobile,” “materials for computer and electronics,” “information communication,” and ‘environment, safety, and energy,” which we designated as our strategic markets, we will actively attempt to develop new technologies and new products which would improve the profitability by dependably guiding the cycle of “create an idea, produce and sell” with a unified effort in the development, production and sales sections, and converge characteristics of aluminum and the technical expertise which our group companies had cultivated.

In addition, we will continue our effort to cultivate markets with growth potentials by such as accelerating overseas development of our business model which is regarded No.1 in Japan.

As to Corporate Social Responsibility (hereinafter referred to as “CSR”), in addition to strengthening of the compliance and risk management, utilizing the opportunities of our support for the recoveries from the Great Tohoku Earthquake and Tsunami and a flood in Thailand, we plan to further enhance our efforts to contribute to the social activities and strengthen the trust on this Company from society and the markets.

Our group companies intend to carry out plans described above without fail and strives to build a management system which is capable of utilizing the management resources of our group companies efficiently to enhance the business value of our group companies.

We urge the increased support of each of our shareholders to this Company.

(5)	Changes of assets and profit and loss of the group companies of this Company:

1)	Current condition of assets and profit and loss of the group companies:

Category	102th Term FY 2008	103th Term FY 2009	104th Term FY 2010	105th Term FY 2011 Current consolidated FY
Sales (¥million)	554,094	460,681	429,433	403,009
Operating profit (¥million)	Δ16,936	2,682	18,529	9,709
Current term net profit (¥million)	Δ31,442	2,084	11,040	2,856
Current profit per share (¥)	Δ57.77	3.83	20.29	5.25
Net assets (¥million)	88,781	93,124	104,757	108,849
Total assets (¥million)	478,571	481,022	414,885	422,671

Note:	1. “Δ“ indicate loss.
2. Current net profit or net loss per share was calculated based on the average total number of shares outstanding (the number of shares excluding capital shares this Company owns) during the term.

2)	Assets and profit and loss of this Company:

Category	102th Term FY 2008	103th Term FY 2009	104th Term FY 2010	105th Term FY 2011 Current term
Sales (¥million)	165,893	124,835	147,603	130,468
Operating profit (¥million)	Δ3,468	2,154	5,659	2,489
Current term net profit (¥million)	Δ28,063	1,368	4,630	3,261
Current profit per share (¥)	Δ51.54	2.51	8.51	5.99
Net assets (¥million)	60,272	63,244	67,543	69,626
Total assets (¥million)	244,541	277,875	252,309	251,988

Note:	1. “Δ“ indicate loss.
2. current net profit or net loss per share was calculated based on the average total number of shares outstanding (the number of shares excluding capital shares this Company owns) during the term.

(6)	Major businesses of our group companies (As of March 31, 2012):
	1)	Production and sales of alumina, aluminum hydroxide , various chemicals and aluminum ingots, and alloys.
	2)	Production and sales of aluminum sheets and aluminum extruded products.
3)

Production and sales of transportation related products, electronic materials, aluminum processed products such as panels for freezers and refrigerators and carbon products, and providing services of such as transportation, information processing and insurance agency.

	4)	Production and sales of foils and powder products.

(7)	Major sales offices and business offices (as of March 31, 2012):
	1)	Nippon Light Metal Co., Ltd.

Sales Offices

Headquarters (Tokyo-to); Osaka Regional Office (Osaka-shi); Nagoya Regional Office (Nagoya-shi); Fuji Branch (Shizuoka prefecture); Kitakyushu Branch (Kitakyushu-shi); Yufutsu Sales Office (Hokkaido); Yokohama Sales Office (Yokohama-shi); Hamamatsu Sales Office (Hamamatsu-shi)

Production Offices

Tomakomai Complex (Hokkaido); Kanbara Complex (Shizuoka-shi); Funabashi Plant (Chiba prefecture); Niigata Plant (Niigata-shi); Shimizu Plant (Shizuoka-shi); Nagoya Plant (Aichi prefecture; Group Technology Center (Shizuoka-shi)

2)   Important subsidiaries

In Japan

Toyo Aluminium K.K. (Osaka-shi); Riken Light Metal Industry, Co., Ltd. (Shizuoka-shi); Nippon Electrode Co., Ltd. (Shizuoka-shi); Nikkei Sangyo Co., Ltd. (Shizuoka-shi); Nippon Fruehauf Co., Ltd. (Kanagawa prefecture); Nikkei MC Aluminium Co., Ltd. (Tokyo-to); Tokai Aluminum Foil Co., Ltd. (Yokohama-shi); Nikkei Panel System Co., Ltd. (Tokyo-to); Nikkeikin Aluminium Core Technology Co., Ltd. (Tokyo-to); Nikkei Extrusions Co., Ltd. (Okayama prefecture); Nikkeikin Kakoh Kaihatsu Holdings Company, Ltd. (Tokyo-to)

Outside of Japan

Toyo Zhaoqing Co., Ltd. (China); Hunan NingXiang JiweXin Metal Powder Co., Ltd. (China); Shandong Nikkei Conglin Automotive Parts Co., Ltd. (China); Nikkei (Shanghai) Body Parts Co., Ltd. (China); Nikkei Siam Aluminium Limited (Thailand); Toyal America Inc. (U.S.A.)

(8)     Employees (As of March 31, 2012)

Number of workers	Increase/decrease from previous term
10,041	302 (increase)

Note:                1.        Number of workers is the number of employees.

3.	Number of workers of Nippon Light Metal is 1,973 (44 increased from the end of previous term). (The number does not include those seconded from our Company.)

(9) Important subsidiaries of Nippon Light Metal, Co., Ltd. (As of March 31, 2012)

Company Name	Capital	Investment ratio	Main businesses
Toyo Aluminium K.K.	¥million 8,000	% 100.0	Production and sales of aluminum foil and power products.
Riken Light Metal Industry, Co., Ltd.	1,715	100.0 (100.0)	Production and sales of construction materials.
Nippon Electrode Co., Ltd.	1,200	60.0	Production and sales of electrode and other carbon products.
Nikkei Sangyo Co., Ltd.	1,010	99.1 (0.1)	Sales of aluminum processed products and other products, Contractor, Product Insurance Agency and Real Estate sales.
Nippon Fruehauf Co., Ltd.	1,002	66.0	Production and sales of automobile bodies of various vehicles (van/trailer assembly).
Nikkei MC Aluminium Co., Ltd.	1,000	55.0	Production and sales of aluminum alloys for foundry and die casting.
Tokai Aluminum Foil Co., Ltd.	780	98.7 (98.7)	Production and sales of aluminum foil and processed products.
Nikkei Panel System Co., Ltd.	470	100.0	Production and sales of panels for freezers and refrigerator and contracting of related works.
Nikkeikin Aluminium Core Technology Co., Ltd.	460	100.0 (100.0)	Production and sales of aluminum extruded products, aluminum processed products.
Nikkei Extrusions Co., Ltd.	400	100.0 (100.0)	Production and sales of aluminum extruded products.
Nikkeikin Kakoh Kaihatsu Holdings Company, Ltd.	100	100	Managing companies which produce and sell sheets, pipes, bars, cables, foundry products made of aluminum (a holding company)
Toyo Zhaoqing Co., Ltd.	US$1,000 33,350	90.0 (90.0)	Production and sales of aluminum paste and solar battery related products.
Hunan NingXiang JiweXin Metal Powder Co., Ltd.	RMB1,000 77,966	90.0 (90.0)	Production and sales of aluminum powder.
Shandong Nikkei Conglin Automotive Parts Co., Ltd.	RMB1,000 46,000	55.0 (55.0)	Production and sales of automobile parts make of aluminum materials (including parts for freight cars and trailers).
Nikkei Shanhai (Shanghai) Body Parts Co., Ltd.	RMB1,000 41,000	96.3 (96.3)	Research, development, production and sales of automobile parts made of aluminum alloy extruded materials.
Nikkei Siam Aluminum Ltd.	Thai Baht 361million	100.0	Production and sales of aluminum sheets and aluminum foils.
Toyal America Incorporated	US$1,000 6,000	100.0 (100.0)	Production and sales of aluminum powder and paste.

Note:
1.

Investment ratio of Riken Light Metal Industry, Co., Ltd., Nikkei Sangyo Co., Ltd., Tokai Aluminum Foil Co., Ltd., Nikkeikin Aluminium Core Technology Co., Ltd., Nikkei Extrusions Co., Ltd., Toyo Zhaoqing Co., Ltd., Hunan NingXiang JiweXin Metal Powder Co., Ltd., Shandong Nikkei Conglin Automotive Parts Co., Ltd., Nikkei Shanhai (Shanghai) Body Parts Co., Ltd. and Toyal America Inc. includes indirect ownership ratio indicated in a parenthesis.

	2.	Investment ratio to Tokai Aluminum Foil Co., Ltd. is calculated excluding its preferred stock shares without voting right, issued by Tokai Aluminum Foil.

3.	As of March 15, 2012, Nippon Light Metal sold part of Nippon Electrode Co.’s shares it owned. Thus, its investment ratio to the company changed from 100% to 60%.
4.	Investment ratio of Nippon Light Metal to Nikkei Sangyo Co., Ltd. increased from 98.7 to 99.1% from April 28, 2011 to June 10, 2011 because we acquired shares of the company from other shareholders.
5.	Shandong Nikkei Conglin Automotive Parts Co., Ltd. was established as of March 6, 2012 and was added as an important subsidiary of this Company from current consolidated fiscal year.
6.

As of May 31, 2011, Nikkei Shanhai (Shanghai) Body Parts Co., Ltd. increased its capital from 10,000 thousand RMB to 41,000 thousand RMB and its importance increased. Thus, it is added as an important subsidiary from current fiscal year.

7.	As of October 3, 2011, Nikkei Siam Aluminium Limited increased its capital from 141 million Thai bahts to 361 million Thai bahts.
8.

Nikkei Kenzai Kogyo Co., Ltd. which was included as an important subsidiary until previous consolidated fiscal year reduced its business during current consolidated fiscal year. Thus, it is excluded from the important subsidiaries from current consolidated fiscal year.

9.	As of end of this consolidated fiscal year, the number of consolidated subsidiaries is 75, and the related companies defined by the equity method is 13.

(10)	Major Lenders of Nippon Light Metal Group Companies (As of March 31, 2012)

Lender	Loan Balance
Mizuho Corporate Bank, Ltd.	¥46,254 million
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	¥17,934 million
Development Bank of Japan, Inc.	¥17,367 million
Sumitomo Mitsui Banking Corporation	¥16,101 million
The Sumitomo Trust and Banking Co., Ltd.	¥15,085 million
The Chuo Mitsui Trust and Banking Co., Ltd.	¥11,881 million
Mitsubishi UFJ Trust and Banking Corporation	¥11,640 million

          Note: The Sumitomo Trust and Banking Co., Ltd., The Chuo Mitsui Trust and Banking Co., Ltd. and Chuo Mitsui Asset Trust and Banking Co., Ltd. merged into Sumitomo Mitsui Trust Bank, Ltd. as of April, 1 2012.

2.	Stock shares of Nippon Light Metal Co., Ltd. (As of March 31, 2012):

(1)	Number of authorized shares:	1,600,000,000 shares
(2)	Number of shares outstanding:	545,126,049 shares (includes 1,059,776 capital shares )
(3)	Number of shareholders	53,286
(4)	Major shareholders (Top 10)

Name of shareholder	Number of shares owned	Ratio of number of own shares owned
Japan Trustee Services Bank, Ltd. (Trust a/c)	(1,000 shares) 61,927	(%) 11.4
The Master Trust Bank of Japan Ltd.	27,592	5.1
Dai-ichi Life Insurance Company, Limited	20,001	3.7
Japan trustee Services Bank Ltd. (Trust a/c 9)	15,771	2.9
Asahi Mutual Life Insurance Company	15,000	2.8
The Light Metal Educational Foundation, Inc.	14,910	2.7
Nikkei Keiyu Kai	14,482	2.7
Mizuho Corporate Bank, Ltd.	11,263	2.1
Namekawa Keido Co., Ltd.	8,495	1.6
Mizuho Trust Banking Co., Ltd., Retirement Benefits Mizuho Corporate Bank, Ltd., Re-trust Trustee & Custody Services Bank Ltd.	8,435	1.6

Note:	Ratio of number of own shares owned by Nippon Light Metal (1,059,776 shares) is excluded from the computation.

3.	Matters Concerning New Share Subscription Rights of Nippon Light Metal Stock (As of March 31, 2012) : Below is a summary of new share subscription right issued by Nippon Light Metal:

New share subscription right attached to new share subscription right with zero coupon yen denominated convertible corporate bond with conversion limiting provisions and with maturity date of September 30, 2016 (issued on July 21, 2006).

Date issuance was approved:	July 5, 2006
Number of new share subscription rights:	204
Type and number of subject shares:	Common stock 2,524,876 shares
Issue price of new share subscription right:	¥ 0
Amount to be paid per share when excised:	¥406

Excise period: From August 4, 2006 to the closing time of the business of the bank (Luxemburg Time) on September 16, 2016. However, if Nippon Light Metal voluntarily redeems relevant entire bonds, by 5 banking business days before the date of redemption (Luxemburg Time). If a holder of said corporate bonds with new share subscription rights chooses to accelerate and redeem the relevant bonds, by the day when the redemption request form is received by the receiving and payment agent for the excise of said new share reservation rights. And if Nippon Light Metal lost its interests attached to said corporate bonds on or before due, until such time.

Note: On September 30, 2011, by the request of the owners of the corporate bonds, a part of the corporate bonds with new share subscription rights were accelerate and redeemed and the number of new shares subscription rights of said corporate bonds was reduced from initial 4,000.

4.	Executive Officers of Nippon Light Metal:

(1) Board of Directors and Statutory Auditors (As of March 31, 2012)

Name	Position	Task assigned and concurrent important position assigned
Takashi Ishiyama	CEO & President	Director, Toyo Aluminium K.K
Tsuyoshi Nakajima	Director	Executive Vice President;
Supervision of General Affairs Dept., IR&Public Relations, Accounting & Financial Dept., Group Metal Center and Purchasing & Logistics Dept.; Director, Tamai Steamship Co., Ltd
Makoto Fujioka	Director	Senior Executive Officer;
General Manager of CSR Group, In charge of compliance, Supervision of Auditing Office and Personnel Dept., In charge of Safety, Supervision of Legal Dept., In Charge of Environment and Specific Project for Group Sales, Supervision of Osaka/Nagoya Regional Office
Mitsuru Ishihara	Director	Senior Executive Officer; Supervision of Chemical Div. and Rolled Product Div.; Director, Tamai Steamship Co., Ltd.
Tadakazu Miyauchi	Director	Senior Executive Officer; Supervision of Heat Exchanger Div., Metal & Alloy and Shaped Parts Div. and Group Casting Center; Director, Ahresty Corp.
Ichiro Okamoto	Director	Executive Officer;
General Manager of Technology& Development Group,
Supervision of Strategic Committee for Products
Commercialization and Business Development, General
Manager of Central Products Safety & Quality Assurance Div.
*Atsushi Inoue	Director	CEO & President, Nikkeikin Kakoh Kaihatsu Holdings Company, Ltd.
*Hiroshi Yamamoto	Director	CEO & President, Toyo Aluminium K.K.
*Koji Ueno	Director	CEO & President, Nippon Fruehauf Co., Ltd.
Hidetane Iijima	Director	Special Advisor, Toray Industries Inc.
Kuniya Sakai	Director	President, Kanda University of International Studies
Hideki Nakamura	Full-time Auditor
*Tadashi Asahi	Full-time Auditor
Yuzuru Fujita	Auditor	Chief Advisor, Asahi Mutual Life Insurance Co.
Chairman, Japan National Committee for UWCs
Outside director, Fujikyuko Co., Ltd.
Outside auditor, Zeon Corporation
Outside auditor, ADEKA Corp.
Outside auditor, Nippon Express Co., Ltd.
Outside auditor, Furukawa Electric Co., Ltd.
Outside auditor, Fuji Electric Co., Ltd.
Katsuo Wajiki	Auditor	Certified Public Accountant
Yasuo Yuki	Auditor	Lawyer

Note:

1.	Directors and auditor marked with * are newly appointed and took an office at the 104th ordinary shareholders meeting held on June 29, 2011.

2.	As of the close of 104th shareholders meeting held on June 29, 2011, directors Masao Imasu and Yoshinobu Hiki, and full-time auditor, Yoshihiko Hamabe resigned as the term expired.
3.	Among the directors, Hidetane Iijima and Kuniya Sakai are outside directors.
4.	Among the auditors, Yuzuru Fujita, Katsuo Wajiki, and Yasuo Yuki are outside auditors.
5.	Full-time auditor Hideki Nakamura has been working for this Company and in charge of accounting. He possesses reasonable level of knowledge in financing and accounting.
6.	Auditor Katsuo Wajiki holds a license of certified public accountant and possesses reasonable level of knowledge in financing and accounting.
7.

This Company designated Directors Hidetane Iijima and Kuniya Sakai, and Auditors Yuzuru Fujita, Katsuo Wajiki and Yasuo Yuki as the independent officers defined by the Tokyo Stock Exchange and Osaka Stock Exchange and registered them as such to both stock exchanges.

8.	There is no special relationship between this Company and the employers of outside directors and outside auditors.

(2)	Compensation for Directors and Auditors;

Category	Total number	Amount paid
Director (Outside director)	Number of 13 (2)	Million yen 202 (8)
Auditor (Outside auditor0	6 (3)	51 (12)
Total (Outside officers)	19 (5)	253 (20)

Note:

1.

As of the last day of the current term, number of directors in office is 11, but two directors who resigned as of the close of 104th shareholders meeting held on June 29, 2011 are included in the number of people mentioned above and received the directors compensation of ¥2 million.

2.

As of the last day of the current term, number of auditors in office is 5, but one director who resigned as of the close of 104th shareholders meeting held on June 29, 2011 is included in the number of people mentioned above and received the auditors compensation of ¥4 million.

3.	In addition to the above, officer’s retirement benefit of ¥1million was paid to one director who resigned at the close of the 104th shareholders meeting held on June 29, 2012.

4.

Officer’s retirement benefit system was cancelled as of June 29, 2005. The officer’s retirement benefit mentioned in 3. above was paid at the time of his retirement according to the payment termination resolution adopted at the 98th ordinary shareholders meeting held on the same day and in the amount corresponding to the length of office served by the last day of the system.

5.

The maximum amount of director’s compensation decided by the resolution of the shareholders meeting is ¥33 million/month (however, employee/director’s employee’s portion is excluded). (Resolution of the 98th ordinary shareholders meeting held on June 29, 2005.)

6.	The maximum amount of auditor’s compensation is ¥8 million/month decided by the resolution of the shareholders meeting. (Resolution of the 98th ordinary shareholders meeting held on June 29, 2005.)

(3)	Matters concerning outside officers: 1) Major activities of the outside officers:

Name	Title	Major activities
Hidetane Iijima	Director	Attended all 12 board of directors meetings held during this term (100% attendance rate), and as required, mainly provided opinions as a highly experienced manager of corporations.
Kuniya Sakai	Director	Attended 10 of 12 board of directors meetings held during this term (83.3% attendance rate), and as required provided opinions as a highly experienced manager of corporations.
Yuzuru Fujita	Auditor	Attended 9 of 12 board of directors meetings held during this term (75.0% attendance rate), and 9 of 10 auditors meeting (90.0% attendance rate), and as required provided opinions as a highly experienced manager of corporations.
Katsuo Wajiki	Auditor	Attended 9 of 12 board of directors meetings held during this term (75.0% attendance rate) and 9 of 10 auditors meeting (90.0% attendance), and as required, provided opinions mainly as a CPA and from a professional point of view.
Yasuo Yuki	Auditor	Attended all 12 board of directors meetings held during this term (100% attendance rate), and 9 of 10 auditors meeting (90.0% attendance rate), and as required provided opinions mainly as a lawyer and from a professional point of view.

2)	Summary description of the details of the limited liability agreement:

At the 99th ordinary shareholders meeting held on June 29, 2006, the Articles of Incorporation of this Company was amended and a provision concerning the limited liability agreement for the outside directors and auditors was included.

Based upon said provision, this Company entered into a limited liability agreement, provided under the Company Act, Article 423, paragraph 1, with each and all of the outside directors and outside auditors. The maximum amount of liability under said agreement is ¥7 million or the minimum amount of liability provided by the laws and regulations, whichever is larger.

5.	Matters Concerning the Account Auditor for Nippon Light Metal:

(1)	Matters concerning the account auditor:

1)	Name: Ernst Yang Shin-Nihon Audit LLC
2)	Compensation:

a)	The amount of compensation this Company must pay for the work provided under the Certified Public Accountant Act, Article 2, Paragraph 1 : ¥89 million

Note: In the contract between this Company and the account auditor, the amount of compensation for the audits under the Company Act and the one under the Financial Products Transaction Act are not distinguished. Thus, the amount of compensation for audits under the Financial Instruments Exchange Act is included in the number above.

b)	Total amount of profit on assets including money and other assets which this Company and its subsidiaries must pay: ¥181 million

Note: Among the important subsidiaries of this Company, Riken Light Metal Industry, Co., Ltd., Toyo Zhaoqing Co., Ltd., Hunan NingXiang JiweXin Metal Powder Co., Ltd., Shandong Nikkei Conglin Automotive Parts Co., Ltd., Nikkei Shanhai (Shanghai) Body Parts Co., Ltd.Nikkei Siam Aluminium Limited and Toyal America Inc. were audited (limited to the audits defined by the Company Act or the Financial Instruments Exchange Act (including the laws and regulations of other countries equivalent to these)) by the auditors other than the auditor for this Company of their financial statements and related documents (including equivalents) (including those having a license of other countries equivalent to this certificate).

c)	Details of the work other than audits:

In addition to the tasks provided under the Certified Public Accountants Law, Article 2, Paragraph 1, we contract the accounting auditor for the advice, for example, for an introduction of the International Standard of Financial Reporting, and an investigation concerning the settlement of the transaction amount. And, one of our subsidiaries, Showa Aluminum Powder Co., Ltd. (as of April 1, 2012,dissolved by means of a merger with and into Toyo Aluminium K.K.) contracted the audit corporation for the consented administrative work related to the investigation of the financing condition of relevant subsidiary, and paid for them.

(2)	Policy of the release and no re-appointment of the auditors:

If the board of auditors finds that the provisions of the Company Act, Article 340, Paragraph 1 applies to the accounting auditor, the board with unanimous consent of auditors may release one or more accounting auditors.

If the board of directors finds that there are problems in the execution of the work of any accounting auditor and the board finds it necessary, with a consent of the board of auditors or by an request by the board of auditors, the board of directors may submit a proposal to release or not to re-appoint such accounting auditor(s).

6.	Organization of the System to Ensure Proper Execution of the Duties (Internal Control System):

The following is the matters decided by the board of directors meeting of this Company with the purpose to establish “a system to ensure that the board of directors performs their duties in compliance with the laws and regulations, and Articles of Incorporation of this Company, and other systems which ensure the appropriate execution of various tasks”:

(1)

A system which ensures that the directors and employees perform their duties in compliance with the laws and regulations and Articles of Incorporation: With a purpose to ensure that the directors, executive officers, and employees of the group companies of this Company and their subsidiaries would carry out actions in compliance with the laws and regulations and by-paws, we established and promoted a group management policy and group compliance code (corporate conduct rules) .

To ensure compliance by the group companies in their business activities, we establish a compliance committee, appoint officer(s) in charge of compliance, create a department in charge of compliance, and thoroughly carry out the task.

To facilitate early finding and correction of non-compliant activities in the group companies, we establish and operate an internal reporting system with total protection of the person who reports (a hot-line).

As to anti-society groups and organizations which threaten the order and safety of the society and citizens, we will respond firmly and in cooperation with related organizations such as police department.

(2)

A system to maintain and manage the information related to the execution of directors duties: As to the information related to the execution of directors’ duties in the group companies, we will store and manage the storing medium (documents and digital records) according to the rules of the company, and provide them when requested by the auditor(s).

(3)	Rules and systems for the management of risk of loss:

To facilitate organizational response and to manage various risks in the group companies, we will establish corporate rules which define the system and method of management of these risks.

Especially, as to the risk management of the quality management, protection of environment and counter measures for disasters which are highly important to the businesses of our group companies, coordinating officers and main departments in charge are authorized and given responsibility to promote and carry out across the board projects. They will organize provisions and etc. and review and evaluate the risk management condition of each department of the group companies, and provide guidance if required.

(4)	A system to ensure efficient execution of the duties of the directors:

We utilize the following management system to ensure efficient promotion of the group companies businesses and to facilitate organized responses:

	1)	Make corporate decisions by the management meeting:

As to the important matters which impact the entire group companies, we will organize a management committee under the board of directors of this Company, consisting of the CEO & President, executive officers, and all of the officers of subsidiaries who are also the directors of this Company, as a mechanism to facilitate multi-faceted discussions and examinations.

	2)	Medium term management plan, fiscal budget, performance management:

With a purpose to strengthen the competitive power of our businesses by establishing clear targets and carrying out thorough profit management, we will prepare un- consolidated and consolidated target numbers for the medium term management plan and the fiscal year budget, then carry out performance management based upon them.

	3)	Internal audit system:

We establish the audit office which directly reports to the CEO & President of this Company and supervises internal audits. This office conducts audits on the effectiveness and appropriateness of the management and operation systems for the entire business activities of the group companies, points out necessary matters need improvements based upon the result of the audits, and follows up the status of improvement.

(5)

The system to ensure the appropriateness of the business activities of the group companies consisting of this Company, its parent, and its subsidiaries: As to the systems established to ensure the appropriateness of the business activities of the group companies, the following may be stated in addition to those provided under (1) to (4) above:

	1)	As to the management of subsidiaries, while we respect independence of each of them, we carry out appropriate management control based upon the rules of the management of subsidiaries of this Company.
	2)	Directors and executive officers or employees of this Company take the office of auditor and carry out audits of accounting and business activities.

(6)

The matter concerning employees appointed to support auditor’s duties when an auditor requests, and the matter concerning the independence of such employees from the director: We establish an administrative office of auditors which provides support to the auditors of this Company and appoint employees who work exclusively for this office and are not under the supervision or control by the directors. Employees of the audit office and legal department also provide support for the work of the auditors.

An advance consent of the board of auditors is required for the personnel changes, evaluations, and disciplinary matters of the employees of the administration office of auditors, and the organizational change of this office.

(7)

The system which facilitates reporting to the auditors by the directors and employees, and other systems of reporting to the auditors: The matters stated below must be reported to the auditors of this Company. An advance consent by the board of auditors is required as to the reporting method.

	1)	Matter which may cause significant damages to the company or significantly lower the trustworthiness of the company.
	2)	Matters having important impact upon the condition of business operation of each month.
	3)	Important matter related to the status of the internal audit and the loss risk management.
	4)	When a significant compliance violation occurred or might occur, the facts about it.
	5)	Important matter mentioned in 1) to 4) above which are related to subsidiaries.
Full-time auditors of this Company are authorized to attend important meetings such as the management meeting and compliance committee meeting.
(8)	Other systems to ensure and facilitate effective audits by the auditors:

We provide the auditors of this Company opportunities to conduct hearings of the directors, executive officers and employees. In addition, the CEO and President of this Company and the accounting audit corporation regularly exchange opinions.

7.	Basic policy concerning the personnel who has controlling authority to decide the policy of financing and business activities of this Company:

	(1)	Details of the basic policy:

We believe that the personnel who has the authority to decide the policy of financing and business activities of this Company must be able to understand sufficiently the relationship of trust with various stake holders supporting this company, to maintain the medium and long- term corporate value and common interests of the shareholders, and to improve all of them.

Thus, we do not always deny a large scale acquisition of this Company’s shares and a proposal for such acquisition by a specific person or a group (hereinafter referred to as “the Buyer”), the purpose of which is to control the policy decision of financing and business activities of this Company, provided it will contribute to the corporate value and the common shareholders’ interests of this Company. As the trading of shares of this Company, listed in the stock exchanges, is allowed freely, ultimately, each shareholder should be able to decide whether to sell the shares of this Company in response to such large scale acquisition by a Buyer.

Nevertheless, not a few of such large scale acquisitions of shares and proposals for such acquisitions are inappropriate because some of the purposes could pose clear damages to the corporate value and the common interests of shareholders, might force some shareholders to sell shares they own, and/or do not provide sufficient time and information to the directors and shareholders of the company subject to such acquisition to examine the terms and conditions of such acquisition, or allow directors of subject companies to offer alternative proposals.

We believe that if such acquisition is found to cause damages to the corporate value and the common interests of shareholders’ of this Company, the personnel who has authority to decide the policy of financing and business activities of this Company must decide such acquisition as inappropriate.

	(2)	Special plan which supports the realization of the basic policy:

Group companies of this Company have been striving to continue to improve the corporate value of the group companies by cultivating possibilities of usages of “aluminum,” a material having unique and superior characteristics, and with the management idea that “we will continue to contribute to the improvement of peoples’ lives and to the protection of environment of earth through the eternal development of usages of aluminum and aluminum related materials.”

The businesses of the group companies of this Company may be described as a large river: This river originates from the production of aluminum and chemical products from Bauxite, a raw material, and next comes the production of aluminum ingots and alloy ingots. And, the process continues into a wide range of businesses such as the productions of aluminum sheets, aluminum extruded products, and various processed products.

After 2008, due to the impact from the global simultaneous economic recessions triggered by the financial crisis in the U.S., aluminum industry has experienced a demanding business environment. However, group companies of this Company overcame various difficulties and turned its business results into black in the fiscal year 2009, and continued to carry out changes to its business structures such as re-organization of the problematic businesses by a stable pace. Based upon this business base, we started a 3year medium-term business plan which coverers the fiscal years from 2010 to 2012. The basic policy includes the following 8 points: 1) focused investment of management resources into units which challenge the growing sectors; 2) further strengthening of No.1 business in the industry; 3) acceleration of overseas business developments centered on China and South East Asia; 4) expansion of usage and creation of new products by combining elemental technologies; 5) contribution to the protection of environment by pursuing unique characteristics of aluminum; 6) improve- ment of financial condition and resumption of dividend; 7) cultivation and utilization of human resources; and 8) promotion of CSR and strengthening of corporate governance.

Group companies of this Company intend to actively and efficiently pursue our business plans organized based upon the policies described above, and, as a group, continue to make effort to improve the corporate value and the common interests of the shareholders.

(3)	Plan to prevent a control by an inappropriate person:

In relation to the basic policy described in (1) above, as a plan to prevent that the policy of financing and business activities of this Company would be controlled by an inappropriate person, it was decided, at the board of directors meeting held on May 14, 2000, that we would request shareholders’ approval for an implementation of a “counter measures against a large scale acquisition of this Company’s shares (anti-takeover measures)” (hereinafter referred to as “the Plan”). And, we obtained an approval of the shareholders at the 103th ordinary shareholders meeting held on June 29, 2010. Furthermore, in addition to the implementation of the Plan, we established a special committee and elected Messrs. Hidetane Iijime, Katsuo Wajiki, and Yasuo Yuki as its members, and they took the office.

Below is a summary description of the Plan. As to the details of the Plan, please see the news release of May 14, 2010 by this Company titled, “Renewal of the counter measures for large- scale tender offers of our company’s shares (anti-takeover measures).” (available at the web site of this Company, http://www.nikkeikin.co.jp)

	1)	Acquisitions of this Company’s shares subject to this Plan:

Acquisitions of this Company’s shares subject to this Plan are those, the purpose of which is to acquire 20% or more of the voting rights of a specific group of shareholders (owners or joint owners of shares of this Company, or those who conduct such acquisitions and persons who are in special relationship with them), or an acquisition of this Company’s shares which results 20% or more of the voting rights owned by a specific group of shareholders (In either case, excluding those of which the board of directors of this Company consented in advance and publicly disclosed, and irrespective of actual methods of acquisitions, i.e., acquisitions in the market or public acquisitions. Hereinafter, this type of acquisitions are referred to as “large-scale tender offer” and the person who conducts such acquisitions is referred to as “the large scale purchaser.”)

2)	Establishment of a special committee:

To properly manage the Plan and to prevent arbitrary decision making at the board of directors meeting of this Company, and to ensure the fairness and reasonableness of such decisions, we established the special committee rules and the special committee. The committee consists of minimum 3 members, and with a goal to facilitate fair and neutral assessment, the board of directors of this Company selects them among the external directors, external auditors, or outside experts. The board of directors of this Company would consult the special committee as to appropriateness of the initiation of the counter measures prior to making the decision, and the special committee will carefully evaluate and discuss subject large scale acquisitions of the shares of this Company, in relation to the corporate value of this Company and the common interests of the shareholders, then provides a recommendation to the board of directors if a counter measure can be initiated. The board of directors makes decisions as to the implementation of the counter measures, while taking into consideration the special committee’s recommendation with utmost respect. A summary of details of the recommendation of the special committee will be disclosed to the public if required.

3)	Summary of the rules of large-scale tender offer:

This Plan establishes the rules concerning offering of information when a large-scale tender offer is conducted (hereinafter referred to as the “large-scale tender offer rules”).

If a person wants to carry out a large-scale tender offer, we request that he or she would submit certain documents to this Company in advance including an affidavit promising that he/she will comply with the large-scale tender offer rules, and a letter of intent including certain factors. Within 10 days from the date that this Company received the letter of intent, the board of directors of this Company requests relevant large-scale acquirer to submit certain information related to the large-scale tender offer (hereinafter referred to as “information that requires evaluation.). The large-scale tender offer will be disclosed only after the large-scale acquirer has submitted the complete information required for evaluation and the board of directors’ evaluation period is expired which is either maximum 60 days for an open market acquisition of entire shares of this Company in cash in yen, or maximum 90 days in any other cases. During the evaluation period of the board of directors, the board of directors of this Company will receive advices from independent third party experts if required, and thoroughly evaluates and examines the provided information, while taking into consideration the recommendation of the special committee with utmost respect, then, carefully prepares the opinion of the board of directors of this Company and discloses it to the public. If required, the board of directors may negotiate with the large-scale acquirer to improve certain terms and conditions of such acquisition, and may present an alternative proposal of the board of directors of this Company to the shareholders.

4)	Policy for our response to a large-scale tender offer:

If the large-scale acquirer did not comply with the rule of large-scale tender offer, irrespective of specific method of acquisition, the board of directors of this Company may take a counter measure such as free allocation of new share subscription rights and other measures allowed by the Company Act and other laws and the Articles of Incorporation of this Company to protect the corporate value of this Company and the common interest of the shareholders. When we judge if the large-scale tender offer rule is complied with or not, we will take into consideration situation of the large-scale acquirer sufficiently and within a reasonable scope, and will not judge that the rule is not complied with simply because a part of the information required for evaluation was not submitted.

If the large-scale acquirer complied with the large-scale tender offer rule, the board of directors of this Company will not express an opinion against the acquisition or provide an alternative plan to persuade our shareholders, even if the board opposes the large-scale tender offer, and in principle, the board will not take a counter measure for said large- scale tender offer. Each of the shareholders will decide whether he/she will accept the acquisition plan of the large-scale acquirer upon considering said acquisition plan, an opinion of this Company for said acquisition plan, an alternative plan, and etc.

Even if the large-scale tender offer rule is complied with, if the board of directors of this Company decides that said large-scale tender offer will cause damages difficult to recover from, and causes significant damages to the corporate value of this Company and the common interest of the shareholder, as an exception, the board of directors of this Company may decide to initiate a counter measure such as free allocation of new share subscription rights with a purpose to protect the corporate value of this Company and the common interest of the shareholders within a necessary and reasonable scope.

When the board of directors of this Company makes a decision on appropriateness of initiating a counter measure, it will give utmost respect to the recommendation of the special committee, and after sufficiently examining the need and appropriateness of the counter measure, it will make a decision as an organization defined under the Company Act to make a decision for to or not to initiate a counter measure.

If the special committee issued a recommendation as to the initiation of a counter measure and requests to hold a shareholders meeting to confirm the opinion of the shareholders (hereinafter referred to as “shareholders meeting to confirm their opinion”), the board of directors of this Company will establish an examination period of maximum 60 days for the shareholders to consider whether or not to initiate a counter measure based on this Plan (hereinafter referred to as “shareholder examination period”), and may hold a shareholder meeting of this Company to confirm their opinion during this shareholder examination period.

If a decision was made in the shareholder meeting to confirm their opinion concerning whether or not to initiate a counter measure, the board of directors of this Company will accept the decision of this meeting. Therefore, if a decision was made not to initiate a counter measure at this shareholders meeting to confirm their opinion, the board of directors of this Company will not initiate a counter measure.

5)	Expiration date of this Plan:

This Plan expires at the close of the 106th ordinary shareholders meeting to be held before June 30, 2013.

(4)

This Plan is in compliance with the basic policy of this Company, conforms to the corporate value and the common interests of the shareholders of this Company, and aims to maintain the current status of the executive officers of this Company:

	1)	The Plan satisfies the guideline for the anti-takeover measures

This Plan satisfies three principles: (i) a principle to ensure and improve the corporate value and the common interests of the shareholders, ii) a principle of advance disclosure and shareholders’ intent, and iii) a principle of retention of necessity and appropriateness) provided in the “A recommendation concerning the anti-takeover measures which ensure and/or improve the corporate value and the common interests of shareholders,” published on May 27, 2005 jointly by the Ministry of Economy, Trade and Industry and the Ministry of Justice.

This Plan also conforms to the content of the report titled, “Type of anti-takeover measures adjusted to the recent changes of environments,” published on June 30, 2008 by the Corporate Value Study Group established within the Ministry of Economy, Trade and Industry.

	2)	The Plan does not damage the common interests of the shareholders

This Plan is implemented with a purpose to retain and improve the corporate value and the common interests of the shareholders of this Company by providing to the shareholders, in case a large-scale tender offer of this Company’s shares was initiated, an opportunity to decide whether to accept or to reject such large-scale tender offer, and/or to obtain the information and time required to provide an alternative proposal by the board of directors of this Company, and to facilitate the board of directors negotiations with the acquirer on behalf of the shareholders.

This Plan was implemented upon an approval by the shareholders, and, the Plan may be cancelled if the shareholders decided to do so. And, we believe that these facts ensure that this Plan would not damage the common interests of the shareholders.

3)

Importance of the judgment by the highly independent outsiders and disclosure of information When the board of directors of this Company evaluates and examines a large-scale tender offer, prepares a unified opinion of the board of directors, presents an alternative proposal, or conducts negotiations with the large-scale acquirer, and initiates counter measures, the board of directors also must obtain advices of the independent third party experts, inquires the special committee which is consisting of the members independent from the management of this Company carrying out our company’s businesses, and give maximum respect to the recommendation by such committee.

Furthermore, the summary of the recommendation of the special committee must be disclosed to the shareholders, and the procedure to ensure the transparent operation of this Plan is firmly established so that the corporate value and the common interests of the shareholders will be maintained.

4)

This Plan is not an anti-takeover plan against those of dead-hand type or slow-hand type This Plan may be cancelled at any time by the board of directors consisting of the directors elected by the shareholders meeting of this Company. Thus, if the person who plans to acquire a large amount of this Company’s shares appoints those he/she designates as the directors at the shareholders meeting of this Company, then, it is possible for the acquirer to cancel this Plan by the board of directors consisting of such directors.

Therefore, this Plan is not an anti-takeover measure for a dead-hand type (an anti- takeover measure which could not be blocked even when the majority of the directors of the board of directors were changed).

Furthermore, as the term of office of the directors of this Company is one year, the plan is not an anti-takeover measure for a slow-hand type (an anti-takeover measure which requires a long time to block because directors cannot be changed at once).

Consolidated Balance Sheet
(As of March 31, 2012)

			(Unit: million yen)
Accounts	Amount	Accounts	Amount
(Assets)		(Liabilities)
Current Assets	225,200	Current Liabilities	192,070
Cash and deposits	36,568	Note and account payables	69,390
Note and account receivables	118,043	Short-term borrowings	86,924
Merchandise and products	22,519	Accrued income taxes	2,668
Work in progress	14,651	Others	33,088
Raw material and stored	18,995	Fixed Liabilities	121,752
goods		Corporate bonds	6,715
Deferred tax assets	6,321	Long-term borrowings	94,058
Others	9,379	Retirement payment allowance	16,597
Doubtful debts allowance	(1,276)	Deferred tax liabilities for re- evaluation	452
Fixed Assets	197,471	Others	3,930
Tangible fixed assets	149,919	Total Liabilities	313,822
Buildings and structures	46,199	(Net Assets)
Machine, equipment, and	37,128	Shareholders’ equity	100,033
transportation tools
Tools and furniture	4,144	Capital	39,085
Land	53,460	Capital surplus	11,179
Construction in progress	8,988	Retained surplus	49,968
		Treasury stock	(199)
Intangible fixed assets	6,601	Aggregates of other profits	434
Goodwill	2,778
Others	3,823	Marketable securities mark to	1,092
		market split
Investment and other assets	40,951	Deferred gain or loss on hedges	3
Investment securities	24,714	Land re-evaluation differences	145
Deferred tax assets	11,794	Foreign currency exchange	(806)
		adjustment
Others	4,919	Minority shareholders’ equity	8,382
Doubtful loan allowance	(476)	Total Net Assets	108,849
Total Assets	422,671	Liabilities and Net Assets Total	422,671

Consolidated Profit and Loss Statement
(From April 1, 2011 to March 31, 2012)

		(Unit: million yen)
Accounts	Amount
Net Sales		403,009
Cost of goods sold		335,410
Gross Profit		67,599
Selling and general administrative expenses		53,934

Operating Income		13,665
Other Income
Interest and dividends received	336
Equity method investment income	636
Other Income	2,317	3,289
Other Expenses
Interest paid	2,756
Past year retirement payment	1,112
Others	3,377	7,245
Recurring Profit		9,709
Nonrecurring Profit
Gain on sale of shares of subsidiaries	724	724
Nonrecurring Loss
Nonrecurring retirement obligation	708
Impairment loss	251	959
Net Income before Income Taxes		9,474
Corporate, residence, and business taxes	3,416
Corporate tax and other adjustments	2,509	5,925
Net Income before adjusting minority		3,549
shareholder’s profit and loss		693
Net Income		2,856

Consolidated Statement of Shareholders’ Equity
(April 1, 2011 – March 31, 2012)

		(Unite: ¥million)
Item	Amount	Item	Amount
Shareholders’ equity		Differed hedge profit and loss
Capital		Balance at the beginning of FY	61
Balance at the beginning of FY	39,085	Changes in the period
Changes in the period		Changes in the period in other than	(58)
		shareholders’ equity (net)
Total changes in the period	-	Changes in the period	(58)
Balance at the end of FY	39,085	Balance at the end of FY	3
Capital surplus		Balance at the end of FY
Balance at the beginning of FY	11,179	Land assessment difference
Changes in the period		Balance at the beginning of FY	145
Total changes in the period	-	Changes in the period
Balance at the end of FY	11,179	Changes in the period in other than	-
		shareholders’ equity (net)
Earned surplus		Changes in the period	-
Balance at the beginning of FY	48,200	Balance at the end of FY	145
Changes in the period		Foreign exchange conversion
Distribution of earned surplus	(1,088)	adjustments
Net profit in the period	2,856	Balance at the beginning of FY	(723)
Total change in the period	1,768	Changes in the period
Balance at the end of FY	49,968	Changes in the period in other than	(83)
		shareholders’ equity (net)
Capital shares		Changes in the period	(83)
Balance at the beginning of FY	(192)	Balance at the end of FY	(806)
Changes in the period		Aggregate total of other profits
Acquisition of capital share	(7)	Balance at the beginning of FY	463
Changes in the period	(7)	Changes in the period
Balance at the end of FY	(199)	Changes in the period in other than	(29)
		Shareholders’ equity (net)
Shareholders’ equity total		Total changes in the period	(29)
Balance at the beginning of FY	98,272	Balance at the end of FY	434
Changes in the period		Minority shareholders’ equity
Distribution of yearned surplus	(1,088)	Balance at the beginning of FY	6,022
Net profit in the period	2,856	Changes in the period
Acquisition of capital share	(7)	Changes in the period in other than	2,360
		Shareholders’ equity (net)
Total changes in the period	1,761	Total changes in the period	2,360
Balance at the end of FY	100,033	Balance at the end of FY	8,382
Aggregate total of other profits		Total net assets
Other marketable securities		Balance at the beginning of FY	104,757
evaluation differences		Changes in the period
Balance at the beginning of FY	980	Distribution of earned surplus	(1,088)
Changes in the period		Net profit in the period	2,856
Changes in the period in other	112	Acquisition of capital shares	(7)
than shareholders’ equity (net)		Changes in the period in other than	2,331
		Shareholders’ equity (net)
Total changes in the period	112	Total changes in the period	4,092
Balance at the end of FY	1,092	Balance at the end of FY	108,849

Notes to the Consolidated Financial Statements:

1. Notes to important items used as the basis in the preparation of this consolidated financial statements

(1)	Scope of consolidation
	1)	Number of consolidated subsidiaries: 78 companies
	2)	Names of major consolidated subsidiaries:

Toyo Aluminium K.K., Riken Light Metal Industry, Co., Ltd., Nippon Electrode Co., Ltd., Nikkei Sangyo Co., Ltd., Nippon Fruehauf Co., Ltd., Nikkei MC Aluminium Co., Ltd., Tokai Aluminum Foil Co., Ltd., Nikkei Panel System Co., Ltd., Nikkeikin Aluminium Core Technology Co., Ltd., Nikkei Extrusions Co., Ltd., Nikkeikin Kakoh Kaihatsu Holdings Company, Ltd. Toyo Zhaoqing Co., Ltd., Hunan NingXiang JiweXin Metal Powder Co., Ltd., Shandong Nikkei Conglin Automotive Parts Co., Ltd., Nikkei Shanhai (Shanghai) Body Parts Co., Ltd.Nikkei Siam Aluminium Limited, Toyal America Inc.

	3)	Names of major non-consolidated subsidiaries: A.L.P. Co., Ltd.

As none of the total assets, sales, current net profit and loss (amounts corresponding to equity), and earned surplus (amounts corresponding to equity) of non-consolidated subsidiaries has material impact to the consolidated financial statements, they are excluded from the scope of consolidation.

	4)	Changes in the scope of consolidation:

In the current consolidated fiscal year, the following companies are included in the scope of consolidation: Shandong Nikkei Conglin Automotive Parts Co., Ltd., Toyo Aluminium Ekco Shoji Co., Ltd., and Nikkei Panel System Vietnam Company, Ltd. are included because they were newly established as the subsidiaries of this Company, and Showa Aluminum Powder Co., Ltd. are included because this Company newly acquired the shares of this company.

On the other hand, Nagoya Aluminium Center Co., Ltd. was not included because Nikkei Metal Co., Ltd. acquired and merged the company, Nikkei Container Co., Ltd. was not included because it was liquidated and concluded, and Koshi Cardboard Co., Ltd was not included because Nikkei Kenzai Kogyo Co., Ltd. sold the shares it owned. As the profit and loss and surplus for the period prior to exclusion are included in the consolidated financial statements, each of them is included as a consolidated subsidiary.

(2)	Application of the equity method:

1)	The number of non-consolidated associated companies under the equity method: 14 companies
2)	Name of major associated companies the equity method is used: Toho Earthtech, Inc.
3)	Names of major associated companies the equity method is not used: Tomakomai Silo Co., Ltd.

4)	Name of major non-consolidated associated companies the equity method is not used: A.L.P. Co., Ltd.

As the impact of non-consolidated subsidiaries and associated companies, judging from their consolidated net loss (amount corresponding to equity) and earned surplus (amount corresponding to equity) and etc., would be very small and not important as a whole, they are excluded from the scope of application of equity method.

5)

Change in the scope to which equity method is adopted: During current consolidated fiscal year, Shandong Conglin Fruehauf Automobile Co., Ltd. newly acquired equity, thus it is included in the scope of the companies the equity method is applied.

On the other hand, Alcan Nikkei China Limited was liquidated and dissolved during current consolidated fiscal year, thus excluded from the scope of application of equity method. However, the profit and loss and surplus for the period prior to exclusion are included. Thus it is included in the number of associated companies the equity method applied.

(3)	Matters related to the standard of accounting treatment
	1)	Standards and methods for valuation of important assets (i) Marketable securities:

Bonds to be retained to maturity Book value depreciation method (straight line method)
Other marketable securities
Items with a market value: market valuation method based on year-end consolidated closing date market price (All valuation differences are processed by the direct net inclusion method, and the cost of other securities sold is computed based on the moving average method.)

Items without market value: Cost method based on the moving average method.

(ii)	Derivaties: Market value method.

(iii)	Inventories:

Mainly by cost method by the moving average method (The carrying amount on the balance sheet is computed based on the method of lowering carrying amount due to decline in profitability.)

2)		Method of depreciation and amortization of fixed assets
	(i)	Tangible fixed assets:	Mainly by the straight line method
(excluding lease assets)
	(ii)	Intangible fixed assets:	Straight line method
		(excluding lease assets)	For the software the company uses, used the straight line
method based on the use life (5 years).

(iii)	Lease assets:	Lease assets related to the title transfer type finance lease transaction
Used the depreciation method used for the fixed assets owned by the company.
Lease assets related to other than the title transfer type finance lease
Used a straight line method with the lease term as the use life and the residual value as zero.

3)	Standard for accounting of allowances

(i)

Allowance for doubtful receivables: An allowance for doubtful receivables is provided at an amount calculated based on historical experience, while specific allowances for doubtful receivables are provided for the estimated amounts considered to be uncollectible after reviewing individual collectability.

(ii)

Accrual for employee retirement benefits: For the accrued retirement benefit payments, projected amount of retirement payment liability and pension fund assets as of the end of current consolidated fiscal year are stated.

As to the differences derived from the change of accounting standards, the amount, excluding those charged as one time cost incurred for those who accepted early retirement special benefits, is allocated over 12 years as the past year retirement payment cost under the other expenses.

Accrued liability for the past years of work is charged as cost mainly by the straight line method over certain number of years within the average remaining working years of the employees at the time it is charged (15 years).

Of the amount of differences resulted from a mathematical calculation, the amount, excluding those charged as one time cost incurred for those who accepted early retirement special benefits, is charged as cost by the straight line method over certain number of years within the average remaining working years of the employees in each consolidated fiscal year (12 years).

4)	Method of important hedge accounting

Used differed hedge accounting. However, for the foreign currency contracts that satisfy requirements for transfer treatment, transfer is used. For interest rate swap contracts that satisfy requirements for special cases, special case treatment is applied.

5)	Other significant items related to the preparation of consolidated financial statements

(i)	Accounting for consumption tax: Taxes are all excluded.

(ii)	Consolidated tax reporting system: Used consolidated tax reporting method.

(iii)	Method and period of amortization of goodwill:

As to amortization of goodwill, those which are capable of projection, used projected number of years. Others are equally amortized over 5 years. However, if an amount is small, goodwill is amortized in full in the consolidated fiscal year in which it was incurred.

(4)	Additional information

1)

Application of the accounting standards related to changes to accounting and correction of errors: Effective from the beginning of current consolidated fiscal year, the “Accounting Standard for Changes to Accounting and Correction of Errors,” (Corporate Accounting Standards No.24, December 4, 2009) and the “Guidance on Application of Accounting Standard for Changes to Accounting and Correction of Errors,” (Corporate Accounting Standard Application Guidance No. 24, December 4, 2009) are used for the changes to accounting and correction of past errors.

2)	Adjustments made to the amount of deferred tax assets and deferred tax liability due to changes in the corporate income tax rate:

On December 2, 2011, the “Law which revises part of the income tax law to facilitate creation of a tax system responsive to the structural changes occurred in the economy and society,” (Law No. 114 of 2011) and the “Law of special measures which facilitate retention of the fund required to carry out various measures for recovery from the Great Eastern Japan Earthquake and Tsunami,” (Law No. 117 of 2011) were published, and reduction of corporate income tax rate and charge of special corporate tax for recovery will become effective from the consolidated fiscal year which starts after April 1, 2012. As a result, statutory effective tax rate to be used for the computation of deferred tax assets, deferred tax liability, and differed tax liability related to re-evaluation dropped from previous 40.7% to 38.0% as to temporary difference which is expected to disappear between the fiscal years which starts on April 1, 2012 and the one which starts on April 1, 2014. Temporary differences expected to disappear after the fiscal year which starts on April 1, 2015 will be 35.6% .

As a result of this tax rate change, the amount dropped by ¥1,848 million and ¥64 million respectively from the deferred tax assets (excluding the amount of deferred tax liabilities) and deferred tax liability, and increased by ¥1,867 million, ¥83 million, and ¥0 million respectively from the adjustments to corporate tax rate, differences in other marketable securities differences, and deferred hedge profit and loss.

From the fiscal year which starts after April 1, 2012, the maximum amount of deduction will become equivalent of 80/100 of the amount of income before deduction of carried forward deficit.

2.	Notes on the Consolidated Balance Sheets

(1)	Collateral assets and collateralized liabilities:
Collateral assets:
	Buildings and structures	¥18,173 million
	Machines, equipment and transportation tools	¥14,909 million
	Tools, instruments, and furniture	¥ 291 million
	Land	¥11,444 million
	Intangible fixed assets (Others)	¥ 119 million
	Investment marketable securities	¥ 67 million
	Total	¥45,003 million
Collateralized liabilities:
	Short-term borrowings	¥ 4,615 million
	Current liabilities (Others)	¥ 26 million
	Long-term borrowings	¥14,358 million
(includes long-term borrowing planned to repay)
	Fixed liabilities	¥ 816 million
	Total	¥19,815 million
(2)	Accumulated depreciation of tangible fixed assets	¥293,833 million
(3)	Contingent liabilities
Guarantee obligations
	Nikkei Kogyo Co., Ltd.	¥ 325 million
	Employee housing finance	¥ 1 million
	Total	¥ 326 million

(4)	Re-assessment of land:

On March 31, 2000, according to the “Law concerning re-assessment of land,” (Law No.34, issued on March 31, 1998), Tokay Aluminum Foil Co., Ltd. conducted re-assessment of the land used for business. The company had become a subsidiary from an associated company to which equity method had been adopted in May 2005. The “Land re-assessment difference” in the amount of ¥145 million, entered under the section of net assets, is computed by deducting tax effect equivalent amount related to the assessment difference from the land re- assessment, then multiplied it by the ratio of equity this Company owned at the time of reassessment.

3.	Notes on the Consolidated Statement of Equity

(1)	Total numbers of shares issued:

Type of stock	Number of shares at the beginning of this consolidated fiscal year (thousand)	Number of shares increased during this consolidated fiscal year (thousand)	Number of shares decreased during this consolidated fiscal year (thousand)	Number of shares at the end of this consolidated fiscal year (thousand)
Common stock	545,126	-	-	545,126

(2)	Items related to distribution of surplus:

1)	Dividend payments

Resolution	Type of stock	Total dividend	Source of dividend	Dividend per share	Record date	Effective date
Regular shareholders meeting on June 29, 2012	Common stock	¥1,088 million	Earned surplus	¥2.00	March 31, 2011	June 30, 2011

2)	Dividends with record dates during this fiscal year but with effective dates in the following fiscal year.

Resolution	Type of share	Total dividend	Resource	Dividend per share	Record date	Effective date
Regular shareholders meeting on June 28, 2012	Common stock	¥1,088 million	Retained earnings	¥2.00	March 31, 2012	June 29, 2012

4.	Notes concerning Financial Instruments:

(1)	Conditions of financial instruments

1)	Policies for financial instruments

Our group mainly uses short-term deposits to manage its financing, and attempts to diversify its financing procurement through such as borrowings from banks and issuing of corporate bonds. We also use derivative trading as a measure to avoid various risks including interest rates swaps, foreign currency contracts and aluminum ingot forwards. Also, we utilize derivatives to avoid risks as described later, and it is our policy that we should not conduct speculative transactions, and we are not conducting speculative transactions.

2)	Description and risks of financial instruments and risk management system

Trade claims, that is, note receivables and account receivables, are exposed to clients’ credit risk. We manage these risks by such as due date and balance management. As to the trade claims in foreign currencies exposed to the risk of exchange rate changes, we hedge these risks using foreign currency futures contracts.

Investment in marketable securities are stocks with exposure to risks of market price changes, but majority of them are stocks of the companies with which we have business relationships, and we regularly check their market price and financial condition of the issuers.

Trade liabilities, that is, note and account payables are generally due within one year or less.

Among the borrowings, majority of short-term borrowings are procured for business transactions, and majority of long-term borrowings are financing for investment in plants and equipment. Borrowings with variable interest rates are exposed to the interest rate variation risk. For a part of the long-term borrowings, we use derivatives (interest rate swaps) as hedge for each contract. Concerning the assessment of efficiency of each hedge, as they satisfy the requirements for special treatment, we used this assessment and omitted evaluation of their effectiveness. As to execution and management of derivative transactions, we conducted the task in compliance with the management provisions which are established based on the policy of group management. When we use derivatives to reduce credit risk, we limited our transactions to those with financial institutions and large trading companies with high ratings.

As to trade liabilities and borrowings, we have managed liquidity risk (risk that we become unable to pay when payment became due) by such as preparing cash flow management plan.

3)	Supplemental explanation to fair value of financial products:

Concerning the contract amount for derivative transactions described in “(2) Fair value of financial products” above, the money amount itself does not indicate the market risk of derivative transactions.

(2)	Fair value of financial instruments

The carrying amounts, the fair values and the differences in the consolidated balance sheet as of March 31, 2012 are shown below. If it was too difficult to obtain current prices, they are not included in the following table. (Please see Notes 2 and 3.)

	Carrying amounts in the consolidated balance sheet (*1)	Fair values (*1)	(Unit: ¥ million) Differences
1) Cash and deposits	36,568	36,568	-
2) Note and account receivables	118,043	118,043	-
3) Investment marketable securities
-Shares of subsidiaries and associated companies	3,191	1,197	(1,994)
-Other marketable securities	4,499	4,499	-
4) Note and account payables	[69,390]	[69,390]	-
5) Short-term borrowings (*2)	[63,601]	[63,601]	-
6) Corporate bonds	[6,715]	[6,679]	36
7) Long-term borrowings (*2)	[117,381]	[118,175]	(794)
8) Derivatives	10	10	-

*1: Those stated as liabilities are shown within [ ].
*2: Amount of long-term borrowings we plan to repay within one year is included in the long-term borrowings.

Note 1:	Computation of the fair value of financial instruments and the transactions of marketable securities and derivatives.

1)Cash and deposits, and 2)note receivables and account receivables: As these will be paid in a short period of time and fair value is approximately same to the book value, the book values are used. 3)Investment marketable securities The fair value of the investment marketable securities is calculated based upon the price on the stock exchange. 4)Note payables and account payables, and 5)short-term borrowings As these will be settled in a short period of time and fair value is approximately same to the book value, the book values are used.

6)	Corporate bonds:

The fair value of corporate bonds is computed as the present value of the total of the principals discounted by an interest rate obtained based on the remaining term and credit risk.

7)	Long-term borrowings:

The fair value of long-term borrowings is computed by discounting the total amount of principals by an interest rate assumed for a similar amount of new borrowing. Long-term borrowings with variable interest rates are subject to the special treatment for interest rate swaps (see 8)(ii) below), and the fair value is calculated by discounting the total amount of principals, treated together with said swaps, by a reasonable interest rate to be applied for similar amount of borrowings.

8)	Derivative transactions:

(i) Derivatives for which hedge accounting is not applied There is no item in this category.

(ii) Derivatives for which hedge accounting applied

The principle treatment method is used for the account receivables and account payables, and the price provided by the financial institutions with business relationship is used as their mark to market value (See 2) and 4)above). Those for which a special treatment of interest rate swaps is used is treated together with the hedged long-term borrowings. Thus, their fair value is included in the fair value of said long-term borrowings (See 7 above). Those calculated by a method which recognizes profit and loss related to hedged items are account receivables and account payables, and the fair value provided by the trading company with business relationship is used as their fair value (See 2) and 4) above). Those, which were treated by a foreign exchange contract allocation treatment, are treated together with hedged account receivables and account payables. Thus, their fair value is included in the fair value of said account receivables and account receivables (See 2) and 4) above).

Note 2:

For the shares of subsidiaries and associated companies for which there is no market value (the amount included in the consolidated financial statements is ¥7,102 million), we cannot estimate future cash flow, and it is extremely difficult to identify their market value. Thus, they are not included in “3) investment marketable securities.”

Note 3:	Unlisted shares (the amount included in the consolidated financial statements is ¥9,922 million) have no market value, we cannot estimate their future cash flow, and it is extremely difficult to identify their market value. Thus, they are not included in “3) investment marketable securities.”

5.	Note for the information as to per share numbers:
	(1) Net assets per share	¥184.71
	(2) Current net profit per share	¥ 5.25

Nippon Light Metal Co., Ltd.

Balance Sheet
(As of March 31, 2012)

		(Unit: million yen)
Accounts	Amount	Accounts	Amount
(Assets)		(Liabilities)
Current Assets	85,730	Current Liabilities	90,521
Cash and deposits	12,319	Note payables	1,751
Note receivables	4,981	Account payables	16,283
Account receivables	36,026	Short-term borrowings	49,526
Merchandise and products	9,942	Lease liabilities	105
Work in progress	3,938	Accrued funds	11,552
Raw material and stored goods	4,081	Accrued expenses	4,797
Deferred tax assets	1,371	Accrued corporate taxes	177
Short-term loans	2,443	Others	6,326
Accrued income	8,385
Others	2,289	Fixed Liabilities	91,840
Doubtful debt allowance	Δ49	Corporate bonds	4,222
Fixed Assets	166,258	Long-term borrowings	81,559
Tangible fixed assets	76,432	Leases	979
Buildings	16,089	Retirement payment allowance	4,691
Structures	10,852	Others	388
Machine and equipment	18,419	Total Liabilities	182,361
Vehicle transportation tools	96	(Net Assets)
Tools and furniture	1,153	Shareholders’ equity	69,209
Land	24,011	Capital	39,084
Construction in progress	5,808	Capital surplus	23,502
Intangible fixed assets	1,131	Capital reserves	23,502
Investment and other assets	88,694	Retained surplus	6,803
Investment securities	11,688	Other retained surplus	6,803
Related company shares	47,322	Brought forward retained surplus	6,803
Long-term loans	22,860	Treasury stock	Δ181
Deferred tax assets	9,968	Evaluation & conversion splits	417
Others	1,911	Marketable securities mark to	411
		market split
Investment loss allowance	Δ1,100	Deferred gain or loss on hedges	6
Doubtful loan allowance	Δ3,957	Total Net Assets	69,626
Total Assets	251,988	Liabilities and Net Assets Total	251,988

Consolidated Profit and Loss Statement
(From April 1, 2011 to March 31, 2012)

	(Unit: million yen)
Accounts	Amount
Net Sales		130,468
Cost of goods sold		117,713
Gross Profit		12,755
Selling and general administrative expenses		12,702

Operating Income
Other Income		53
Interest and dividends received	4,016
Other Income	3,374	7,391

Other Expenses
Interest paid	1,957
Others	2,998	4,955

Recurring Profit		2,489
Nonrecurring Profit
Gain on sale of shares of related companies	2,078	2,078

Net Income before Income Taxes		4,568
Corporate, local, and business taxes	Δ865
Corporate tax and other adjustments	2,172	1,306

Net Income		3,261

Statement of Shareholders Equity
(From April 1, 2011 to March 31, 2012)

		(Unite: ¥million)
Item	Amount	Item	Amount
Shareholders’ equity		Total shareholders’ equity
Capital		Balance at the beginning of FY	67,043
Balance at the beginning of FY	39,084	Changes in the period
Changes in the period		Distribution of surplus	(1,088)
Total changes in the period	-	Net profit in the period	3,261
Balance at the end of FY	39,084	Acquisition of capital shares	(7)
Capital surplus		Total of changes	2,165
Capital reserve		Balance at the end of FY	69,209
Balance at the beginning of FY	23,502	Differences of Evaluation/conversion
Changes in the period		Other differences
Total changes in the period	-	Balance at the beginning of FY	345
Balance at the end of FY	23,502	Changes in the period
Total Capital surplus		Total changes in the period	66
Balance at the beginning of FY	23,502	Changes in the period in all	66
Changes in the period		Balance at the end of FY	411
Total changes in the period	-	Deferred hedge profit and loss
Balance at the end of FY	23,502	Balance at the beginning of FY	64
Earned surplus		Changes in this period
Other earned surplus		Changes in the period in other than	(58)
		Shareholders’ equity (net)
Carried over earned surplus		Total of changes in the period	(58)
Balance at the beginning of FY	4,630	Balance at the end of FY	6
Changes in the period		Total of differences in evaluation and
Distribution of earned surplus	(1,088)	Conversion
Net profit in the period	3,261	Balance at the beginning of FY	410
Total of changes in the period	2,173	Changes in the period
Balance at the end of FY	6,803	Changes in the period in other than	7
Total earned surplus		Shareholders’ equity (net)
Balance at the beginning of FY	4,630	Total changes in the period	7
Changes in the period		Balance at the end of FY	417
Distribution of earned surplus	(1,088)	Total net assets
Net profit in the period	3,261	Balance at the beginning of FY	67,453
Total of changes in the period	2,173	Changes in the period
Balance at the end of FY	6,803	Distribution of surplus	(1,088)
Capital stock		Net profit in the period	3,261
Balance at the beginning of FY	(173)	Capital stock acquired	(7)
Changes in the period		Changes in the period in other than
Acquisition of own shares	(7)	Shareholders’ equity (net)	7
Total of changes in the period	(7)	Total changes in the period	2,173
Balance at the end of FY	(181)	Balance at the end of FY	69,626

Note to the Financial Statement:

1.	Notes to important items related to accounting policy:
	(1)	Matters related to the standard of accounting treatment
		1)	Marketable securities:

Bonds to be retained to maturity: Book value depreciation method (straight line method) Shares of subsidiaries and associated companies: Cost method based on the moving average method Other marketable securities Items with a market value: market valuation method based on year-end closing date market price (All valuation differences are processed by the direct net inclusion method, and the cost of other securities sold is computed based on the moving average method.) Items without market value: Cost method based on the moving average method.

		2)	Derivatives: Market value method.
		3)	Inventories: Cost method by the moving average method (The carrying amount on the balance sheet is computed based on the method of lowering carrying amount by reduction in profitability.)
	(2)	Method of depreciation and amortization of fixed assets

1)	Tangible fixed assets:	Straight line method
	(excluding lease assets)	However, as to the tangible fixed assets with an acquisition price of

¥10 thousand or more and less than ¥20 thousand (small amount depreciation assets, we adopted an equal amount depreciation method.

Main use life used is as the following:	Buildings	3 – 50 years
	Structures	3 – 60 years
	Machines and equipment	3 – 22 years

2)	Intangible fixed assets (excluding lease assets): Straight line method
For software this Company uses, used the straight line method based on the use life in the company (maximum 5 years).
3)	Lease assets:
Lease assets related to title transfer type finance lease transaction
Used a depreciation method used for the fixed assets owned by the company.
Lease assets related to other than the title transfer type finance lease
Used a straight line method with the lease term as use life and zero residual value.

(3)	Standard for accounting of allowances
1)

Allowance for doubtful receivables: An allowance for doubtful receivables is provided at an amount calculated based on historical experience, while specific allowances for doubtful receivables are provided for the estimated amounts considered to be uncollectible after reviewing individual collectability.

2)

Allowance for provable loss of investments: An allowance for provable loss of investments to subsidiaries is provided for the estimated amounts after reviewing each relevant company’s financial condition.

3)

Accrual for employee retirement benefits: For the accrued retirement benefit payments, projected amount of retirement payment liability and pension fund assets as of the end of current fiscal year are stated.

As to the differences derived from the change of accounting standards, the amount excluding those charged as one time cost incurred for those who accepted early retirement special benefits, is allocated over 12 years as the past year retirement payment cost and stated under the other expenses.

Of the amount of differences resulted from a mathematical calculation, the amount excluding those charged as one time cost incurred for those who accepted early retirement special benefits is charged as cost by the straight line method over certain number of years within the average remaining working years of the employees in fiscal year (12 years) starting from the fiscal year it occurred.

(4)	Method of hedge accounting
	1)	Method of hedge accounting

We used deferred hedge accounting method. However, transfer is used for the foreign exchange contracts which satisfy the requirements of Transfer process. And, special process of interest rate swaps is used for the interest rate swaps which satisfy the requirements of special process of interest rate swaps.

	2)	Hedge method and subjects of hedge Currency related:
Hedge method - Foreign exchange reservation contract

Subjects hedged - Foreign currency denominated credits/debts and foreign currency denominated credits and debts, and foreign currency denominated scheduled transactions
Interest rate related:
Hedge method - Interest rate swap transactions Subjects hedged – interests to be paid for borrowings
Merchandise related:
Hedge method – Aluminum ingot advance transfer transactions Subjects hedged – aluminum ingots sales and purchase.

3)

The purpose of hedge transactions is to avoid various market risks (and others) which include foreign currency exchange fluctuation risk, interest rate fluctuation risk and aluminum ingot price fluctuation risk.

	4)	Method of assessment of efficiency of hedge

As the important conditions concerning hedge method and the subjects hedged are the same, and both at the time hedge was started and thereafter, it is assumed that they continue to off- set the market changes and cash flow changes. Thus, assessment of effectiveness of the hedge is omitted.

(5)	Other significant items related to the preparation of financial statements
	1)	Accounting for consumption tax: Taxes are all excluded.
	2)	Consolidated tax reporting system: Used consolidated tax reporting method.
(6)	Additional information

Application of the accounting standards related to changes to accounting and correction of errors
Effective from the beginning of current fiscal year, the “Accounting Standard for Changes to Accounting and Correction of Errors,” (Corporate Accounting Standards No.24, December 4, 2009) and the “Guidance on Application of Accounting Standard for Changes to Accounting and Correction of Errors,” (Corporate Accounting Standard Application Guidance No. 24, December 4, 2009) are used for the changes to accounting and correction of past errors.

2.	Notes on the Consolidated Balance Sheets:

	(1)	The amount less than a million yen is not stated.
	(2)	Collateral assets and collateralized liabilities:
Collateral assets:
		Buildings	¥ 5,288 million
		Structures	¥ 9,378 million
		Machines, equipment and transportation tools	¥14,195 million
		Tools, instruments, and furniture	¥ 291million
		Land	¥ 6,843 million
		Total	¥35,997 million
Collateralized liabilities:
		Current liabilities (Lease liabilities)	¥ 25 million
		Long-term borrowings	¥11,091 million
(including those planned to pay within a year)
		Fixed liabilities	¥ 816 million
		Total	¥11,933 million
	(3)	Accumulated depreciation of tangible fixed assets	¥161,024 million
	(4)	Contingent liabilities
Guarantee obligations
		Nikkei MC Aluminium Co., Ltd.	¥ 9,200 million
		(actual amount of liability of co-guarantor)	(¥ 4,140 million)
		On other company	¥ 324 million
		Total	¥ 9,524 million
	(5)	Money credits and liabilities to associated companies
		Short-term money credits	¥24,545 million
		Long-term money credits	¥22,451 million
		Short-term money liabilities	¥14,678 million
		Long-term money liabilities	¥ 270 million

3.		Notes on the Profit and Loss Statement:
	(1)	The amount less than a million yen is dropped and not stated.
	(2)	Amount of transactions with associated companies
		Sales	¥47,595 million
		Purchases	¥30,922 million
		Transactions other than sales	¥19,261 million

4.	Notes on the Statement of Equity:

(1)	The amount less than a million yen is dropped and not stated.

(2)	Type and numbers of capital shares

Type of stock	Number of shares at the beginning of this	Number of shares increased during this	Number of shares decreased during this	Number of shares at the end of this fiscal

	fiscal year (thousand)	fiscal year (thousand)	fiscal year (thousand)	year (thousand)
Common stock (note)	1,005	54	-	1,059
Total	1,005	54	-	1,059

Note:     Capital shares of 54 thousand common stock shares increased as a result of acquisitions of less than a unit shares.

5.	Notes on tax effect accounting:

	(1)	Breakdown of deferred tax assets and liabilities per case: Deferred tax assets

Deferred deficit	¥15,486 million
Accrued retirement benefit allowance	¥ 1,670 million
Excess over the limit of doubtful loan allowance stated	¥ 1,413 million
Investment marketable securities	¥ 1,046 million
Shares of associated companies	¥ 956 million
Rejected loss of fixed assets removed	¥ 935 million
Others	¥ 4,300 million
Deferred tax assets sub-total	¥25,809 million
Assessment related allowances	(¥14,212 million)
Deferred tax assets total	¥11,597 million
Deferred tax liabilities
Other marketable securities assessment differences	(¥ 221 million)
Deferred hedge profit and loss	( ¥ 6 million)
Others	(¥ 29 million)
Deferred tax liability total	(¥ 256 million)
Net amount of deferred tax assets	¥11,340 million

(2)

Adjustments made to the amount of deferred tax assets and deferred tax liability due to changes in the corporate income tax rate: On December 2, 2011, the “Law which revises part of the income tax law to facilitate creation of a tax system responsive to the structural changes occurred in the economy and society,” (Law No. 114 of 2011) and the “Law of special measures which facilitate retention of the fund required to carry out various measures for recovery from the Great Eastern Japan Earthquake and Tsunami,” (Law No. 117 of 2011) were published, and reduction of corporate income tax rate and charge of special corporate tax for recovery will become effective from the consolidated fiscal year which starts after April 1, 2012. As a result, statutory effective tax rate to be used for the computation of deferred tax assets, deferred tax liability, and differed tax liability related to re-evaluation dropped from previous 40.7% to 38.0% as to temporary difference which is expected to disappear between the fiscal years which starts on April 1, 2012 and the one which starts on April 1, 2014. Temporary differences expected to disappear after the fiscal year which starts on April 1, 2015 will be 35.6%.

As a result of this tax rate change, the amount of deferred tax assets (excluding the amount of deferred tax liabilities) dropped by ¥1,197 million, and the adjustments to corporate tax rate, differences in other marketable securities differences, and deferred hedge profit and loss increased respectively by ¥1,230 million, ¥31 million, and ¥0 million.

6.	Notes on the fixed assets to be used on lease:

In addition to the fixed assets stated in the balance sheet, we are using a part of the office machines and equipment under the non-title transfer financing lease agreement.

7.	Notes on transactions with related persons: Subsidiaries:

Type	Name	Capital or Investment (¥million)	Business or profession	Ratio of voting right own (%)	Relationship	Details of the transaction	Transactio n amont (¥million) (Note 1)	Category	Year-end balance (¥million) (Note 1)
	Nikkeikin Kakoh Kaihatsu Holdings, Company Ltd.	100	Managing companies which produce and sell sheets, pipes, bars, cables, foundry products made of aluminum (a holding company).	100.0	Subcontractor for administration of extrusion and extrusion process business operation. Dual appointment of Officers.	Lend fund and receive interests. (Note 2)	13,635 344	Short-term loan Long-term loan	1,390 17,400
	Nikkeikin Aluminium Core Technology Co., Ltd.	460	Production and sales of aluminum extruded products, aluminum processed products.	100.0	Purchaser of our company’s products. Dual appointment of Officers.	Sell products (Note 3)	14,270	Accounts receivables	4,938
	Nikkei MC Aluminium Co., Ltd.	1,000	Production and sales of aluminum alloys for foundry and die casting.	55.0	Purchaser of our company’s products. Dual appointment of Officers.	Protection for liabilities (Note 4)	9,200	_	-
	Nikkei Sangyo Co., Ltd.	1,010	Sales of aluminum processed products and other products, Contractor, Product Insurance Agency and Real Estate sales.	99.1	Purchaser of our company’s products. Dual appointment of Officers.	Purchase assets (Note 5) Retain fund and pay interests (Note 2)	3,252 11,500 17	Fund receivable Other current liabilities	2,985 1,500
	Hokusei Nikkei Co., Ltd.	10	Inactive	100.0	Dual appointment of Officers	Receive interests (Note 2)	55	Long-term loan	3,730

Note: Transaction condition and decision policy for transaction condition:

1.	The transaction amount does not include consumption and other taxes. Consumption and other tax are included in the year-end total of balance.

2.	The interest rate for loans to each company above is decided based upon market interest rates.

3.	The sales price of this Company’s products to Nikkeikin Aluminum Core Technology Co., Ltd. is decided based on the market price.

4.	Of the liability guarantee for Nikkei MC Aluminium Co., Ltd., the actual amount of guarantee allocated to other joint guarantors is ¥4,140 million

5.	We decide the price together with the client who ordered after examining estimates provided by several companies. Thus, payment condition is equivalent to the one for transaction with third parties.

8.	Note for the information as to per share numbers:
1)	Net assets per share	¥127.98
2)	Current net profit per share	¥ 5.99

Copy of the Report of Accounting Auditors Concerning Consolidated Financial Statements

Independent Auditors’ Report
May 10, 2012
To the Board of Directors of Nippon Light Metal Co., Ltd.

Ernst & Young ShinNihon LLC
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Osamu Tada (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Shigeyuki Kano (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Hidemitsu Kato (seal)

       We have audited the financial statement of Nippon Light Metal Co., Ltd for the period from April 1, 2011 to March 31, 2012, that is, the consolidated balance sheet, the consolidated profit and loss statement, the consolidated statement of equity, and related consolidate notes of Nippon Light Metal Co., ltd., in accordance with the provisions of the Company Act, Article 444, Paragraph 4.

Responsibility of the management for the financial statements:

       The responsibility of the management is to prepare and present the financial statements in conformity with the corporate accounting principles generally accepted in Japan as fair and appropriate. This includes the responsibility to organize and operate an internal control system which the management decided necessary to prepare financial statements without untruthful representation of or error in any material points.

Responsibility of the auditors:

       The responsibility of the auditors is to express an opinion for the consolidated financial statements based upon the audits this audit corporation conducted as an independent auditor. We conducted our audits in accordance with the auditing standards generally accepted in Japan. Those audit standards require us to design an audit plan and conduct audits based upon this plan to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

       During the audits, in accordance with an procedure, we obtain audit proofs for the amount and disclosure of the consolidated financial statements. The audit corporation selects and carries out the procedure based upon risk evaluation of significant misstatements in the financial statements by untruthful misstatement or error. Though the audits does not aim to express effectiveness of the internal control system, when we conduct the evaluation of risk assessment and to design an appropriate audit procedure responsive to the situation, we perform an examination of the internal control system related to the preparation of the financial statements and the appropriate representation. Furthermore, the audits includes the examination of the representation in the financial statements as a whole, including evaluation of the accounting policy the management adopted and its method of application, as well as the estimates made by the management.

We believe that we obtained sufficient and appropriate audit proof which form a foundation to express an opinion.

Opinion on the audit:

       This audit corporation acknowledges that the consolidated financial statements referred to above represent fairly the assets and the status of profit and loss of the group companies consisting of Nippon Light Metal Co., Ltd. and its consolidated subsidiaries for the period for which the statements were prepared, and in conformity with the accounting principles generally accepted in Japan.

Interested relationship:
This Company and the audit corporation and/or engagement partners have no interest in the company which should be disclosed pursuant to the provision of the Certified Public Accountants Law of Japan.
End

Copy of the Report of Accounting Auditors Concerning Consolidated Financial Statements

Independent Auditors’ Report

May 10, 2012
To the Board of Directors of Nippon Light Metal Co., Ltd.

Ernst & Young ShinNihon LLC
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Osamu Tada (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Shigeyuki Kano (seal)
Designated Limited Liability Partner, Managing Partner and Certified Public Accountant,
Hidemitsu Kato (seal)

       We have audited the financial statement of Nippon Light Metal Co., Ltd for the 105th fiscal year from April 1, 2011 to March 31, 2012, that is, the balance sheet, the profit and loss statement, the statement of equity, and related notes of Nippon Light Metal Co., ltd., in accordance with the provisions of the Company Act, Article 436, Paragraph 2, No.1.

Responsibility of the management for the financial statements:

       The responsibility of the management is to prepare and present the financial statements in conformity with the corporate accounting principles generally accepted in Japan as fair and appropriate. This includes the responsibility to organize and operate an internal control system which the management decided necessary to prepare financial statements without untruthful representation or error in any material points.

Responsibility of the auditors:

       The responsibility of the auditors is to express an opinion for the financial statements based upon the audits this audit corporation conducted as an independent auditor. We conducted our audits in accordance with the auditing standards generally accepted in Japan. Those audit standards require us to design an audit plan and conduct audits based upon this plan to obtain reasonable assurance about whether the financial statements are free of material misstatement.

       During the audits, in accordance with a procedure, we obtain audit proofs for the amount and disclosure of the consolidated financial statements. The audit corporation selects and carries out the procedure based upon risk evaluation of significant misstatements in the financial statements by untruthful misstatement or error. Though audits does not aim to express effectiveness of the internal control system, when we conduct the evaluation of risk assessment and to design an appropriate audit procedure responsive to the situation, we examine the internal control system related to the preparation of the financial statements and the appropriate representation. Furthermore, the audits includes examination of the representation in the financial statements as a whole including an evaluation of the accounting policy the management adopted and its method of application, as well as the estimates made by the management.

We believe that we obtained sufficient and appropriate audit proof which form a foundation to express an opinion.

Opinion on the audits:

       This audit corporation acknowledges that the financial statements referred to above represent fairly the assets and the status of profit and loss for the period for which the financial statements were prepared, and in conformity with the accounting principles generally accepted in Japan

Interested relationship:
This Company and the audit corporation and/or engagement partners have no interest in the company which should be disclosed pursuant to the provision of the Certified Public Accountants Law of Japan.
End

Copy of the Report of the Board of Corporate Auditors

Audit Report

The Board of Corporate Auditors, having received a report from each corporate auditor on the method and results of the audit on the performance of the duties of Directors during the 105th fiscal year from April 1, 2011 to March 31, 2012, and, as a result of discussions, prepared this audit report as an unanimous opinion of all members of the Board of Corporate Auditors and report as follows:

1. Methods and details of the audit conducted by the auditors and the Board of Corporate Auditors:

       Each corporate auditor followed the audit policy and assignment of duties, in accordance with the corporate auditor s’ standard which the Board of Corporate Auditors has adopted. Each corporate auditor communicated with Directors, the employees of the internal audit department and other employees, collected information and tried to improve an audit environment. Each corporate auditor attended the Board of Directors’ meetings and other important meetings to hear the presentation by the Directors and employees about their execution of duties, asked questions if required, read important documents used to make decisions, and researched the operations and assets at the headquarters and major business facilities. Each corporate auditor regularly received reports from Directors and employees and requested explanations if required about the establishment and operation of a system (system of internal control), organized based upon the details of the board of directors resolution on the organization of the system, required under the Company Act, Article 100, Paragraphs 1 and 3, and such resolution. Furthermore, as to the internal control related to the financial report, the auditors also received reports on the evaluation and audit status of such relevant internal control from directors and Shin-Nippon Audit LLC.

       As to the basic policy defined under the Company Act Rules, Article 118, No.3, i) and execution of each defined under ii), auditors examined the details taking into consideration the discussions at the board of directors meeting and others. As to subsidiaries, auditors tried to communicate and exchange information with the directors and corporate auditors of the subsidiaries, and received reports on their businesses from subsidiaries if required. Based upon the methods described above, corporate auditors examined the business report and associated detailed explanations for the current fiscal year.

       In addition, corporate auditors confirmed that the accounting auditor maintained its independence and conducted appropriate audits, and received reports from the accounting auditor concerning the execution status of its tasks. Auditors asked explanations when required. When auditors received a notice that, based on the “quality control standard for audits” and others, the accounting auditor was organizing a “system which ensure appropriate execution of the tasks,” (an item included in the Corporate Computation Rule, Article 131, each number), auditors asked explanations required. Based upon the methods described above, auditors examined said financial statements for said fiscal year (balance sheet, profit and loss statement, shareholders’ equity fluctuation statement, and list of individual notes), as well as the supplemental details and consolidated financial statements (consolidated balance sheet, consolidated profit and loss statement, consolidated shareholders equity fluctuation statement, and consolidated list of notes).

2. Result of Audits
(1)	Results of audits of the business report, etc.
a)

The Board of Corporate Auditors acknowledges that the business report and attached details properly indicate the situation of the Company and in compliance with the laws and regulations and Articles of Incorporation.

b)	The Board of Corporate Auditors does not find any unlawful conduct in execution of duties by the Directors or any serious fact in violation of the laws and regulations or Articles of Incorporation.
d)

The Board of Corporate Auditors acknowledges that the written details of the business report and resolutions, made by the Board of Directors regarding the internal control system, are appropriate. Also, there is nothing to point out about the directors’ performance of their duties concerning said internal control system, including the internal control related to the financial report.

e)

The Board of Corporate Auditors finds no item to point out as to the basic policy on the one who decides the policy of corporation’s finance and businesses. The auditors also acknowledge that the plans by the corporation stated in the business report and defined under the Company Act Rules, Article 118, No. 3, ii) are in compliance with said basic policy. They will not negatively affect common interests of the shareholders of this Company, and its purpose is not to retain the status of the corporate officers of this Company.
(2) Audit result of the financial statements and attached details
The Board of Corporate Auditors acknowledges that the audit method and result by the independent auditors, Ernst & Young ShinNihon LLC, are appropriate.
(3) Results of audits of the consolidated financial statements
The Board of Corporate Auditors acknowledges that the audit method and result by the independent auditors, Ernst & Young ShinNihon LLC, are appropriate.

May 14, 2012

The Board of Corporate Auditors of Nippon Light Metal Co., Ltd.
Full-time Auditor Hideki Nakamura (seal)
Full-time Auditor Tadashi Asahi (seal)
External Auditor Yuzuru Fujita (seal)
External Auditor Katsuo Wajiki (seal)
External Auditor Yasuo Yuki (seal)

End.

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

Reference Documents for the Shareholders Meeting

Proposal No.1: Treatment of the earned surplus

       As to the distribution of profits, it is the basic policy of this Company to provide dividend to the shareholders, upon thorough examination of the consolidated business performance with medium and long term point of views and taking into account our goal to strengthen the financing characteristics and the foundation of business management.

       Based on the performance of the current fiscal year and considering the future business development, we would like to propose ¥2 per one common stock share of this Company as the fiscal-year-end distribution of this year, same as last year, with the details as below:

Matters related to a term-end dividend:

(1)	Type of dividend assets: Cash or cash equivalent
(2)	Allocation and total amount of dividend assets
Approximately ¥2 per one common stock share. Total amount is ¥1,088,132,546.

(3)	Effective date of distribution of earned surplus: June 29, 2012

Proposal No.2: Establishment of 100% parent company by stock transfer

       Concerning the establishment of Nippon Light Metal Holdings Company, Ltd. (hereinafter referred to as the “Holding Company”) as a 100% parent company of this Company as of October 1, 2012, we prepared a plan of stock transfer (hereinafter referred to as the “Stock Transfer Plan”) for this stock transfer (hereinafter referred to as the “Stock Transfer”), and this was approved by a resolution at the board of directors meeting of this Company held on May 15, 2012.

     The purpose of this proposal is to request shareholders’ approval of this Stock Transfer Plan. Below are the reasons for this Stock Transfer and the Plan of Stock Transfer:

1.      Reasons for this Stock Transfer:

       Our group companies’ business operation, with aluminum in the core of its business that has excellent characteristics of metal, covers wide range of products from raw material to various processed products. Though this Company engages in the business of alumina, chemical products, aluminum sheets, etc., as a whole, the aggregated sales of subsidiaries and related companies (hereinafter collectively referred to as the “Subsidiaries”) amounts to three times of that of this Company.

     Comparatively large business volume of Subsidiaries above has resulted not only from establishments of Subsidiaries through spin-offs of certain businesses of this Company carried out in the past, but also from the significant growth of the Subsidiaries’ businesses outside of Japan, such as in China and South East Asia. This trend is expected to continue in the future.

     Based on the situation described above, we decided that a reform is necessary to transform our business system from the current one where businesses are dispersed to the parent and Subsidiaries to a joint management system where the management and executions of the businesses are more clearly separated to maintain our group companies ‘ prosperity and to increase their corporate value. Thus, we decided to adopt a pure holding company system.

     Nippon Light Metal Holdings Company, Ltd., to be newly established and to be governed by a new corporate governance system, will serve to formulate the management strategy and effectively allocate management resources to each business throughout Japan and the world, which can satisfy the increasingly sophisticating and varying needs for aluminum and its diversified materials. Furthermore, while our business activities can increase corporate value of our companies, we can also support our customers in various industrial fields which, in turn, will contribute to improve the lives of people as well.

     With this proposal, we request an approval of the shareholders for the establishment of Nippon Light Metal Holdings Company, Ltd. as a 100% parent company wherein this Company will become a 100% subsidiary using a stock transfer provided under the Company Act, Article 772, Paragraph 1.

     By this Stock Transfer, this Company will become a 100% subsidiary of the Holding Company and will be de-listed, wherein the shares of the Holding Company will be issued pro rata to the shareholders of this Company. The stock of the Holding Company is expected to be newly listed in the Tokyo Stock Exchange and the Osaka Stock Exchange. Though the date when the stock will be newly listed depend upon the examinations by the Tokyo Stock Exchange and Osaka Stock Exchange, we plan to make it on October 1, 2012, the date of registration of the establishment of the Holding Company (the effective date of the Stock Transfer).

2.   Outline of the plan of stock transfer:

     Details of the plan of stock transfer are described in the “Plan of Stock Transfer (copy)” below.

Plan of Stock Transfer (Copy)

     Nippon Light Metal Company, LTD. (hereinafter referred to as “Company A”) adopts the following Plan of Stock Transfer (hereinafter referred as “the Plan”) for the stock transfer (hereinafter referred to as “this Stock Transfer”) by which a 100% parent company of Company A (hereinafter referred to as “Company B”) is to be established.

Purpose, company name, registered office, number of authorized shares, and other matters defined by the bylaws:

Article 1:

(1)	Purpose:
The purpose of Company B is defined under Article 2 of the “Bylaws of Nippon Light Metals Holdings Company Ltd.”

(2)	Company name:
Company name of Company B is Nippon Keikinzoku Holdings Kabushiki Kaisha, and Nippon Light Metal Holdings Company, Ltd. in English.

(3)	Registered office:
Company B’s registered office is to be located in Shinagawa-ku, Tokyo.

(4)	Number of authorized shares:
The total number of authorized shares of Company B is 2,000,000,000.

2.	Matters other than those described above are to be provided by the Articles of Incorporation of Nippon Light Metal Holdings Company Ltd.”

Names of the initial board of directors and the accounting auditors of Company B:

Article 2:

Names of the initial board of directors of Company B are as follows:
Takashi Ishiyama, Tsuyoshi Nakajima, Makoto Fujioka, Mitsuru Ishihara, Ichiro Okamoto, Toshihide Murakami, Atsushi Inoue, Masao Imasu, Hiroshi Yamamoto, Koji Ueno, Hidetane

Iijima (outside director), Masato Ono (outside director).
2.	Named of the initial statutory auditors:
Tadashi Asahi, Nobuo Matsumoto, Toshio Yamagishi, Yuzuru Fujita (outside auditor), Katsuo Wajiki (outside auditor), Tasuo Yuki (outside auditor), Toshihito Hayano (substitute outside auditor).
3.	Name of the initial accounting auditor is as below: Ernst & Young ShinNihon LLC

Allocation of shares at the time of Stock Transfer:
Article 3:

At the time of Stock Transfer, Company B will distribute to the shareholders of Company A the total number of common shares which each shareholder holds immediately before the time when Company B acquires the entire shares of Company A (hereinafter referred to as the “Record Time”).

2.	At the time of the Stock Transfer, Company B will allocate to the shareholders of Company A as of the Record Time pro rata one common stock share of Company B for one common stock share of Company A.

Capital and reserves of Company B:
Article 4: The initial capital and reserves of Company B are as follows:

(1)	Capital:	¥39,085,000,000
(2)	Capital reserve:	¥23,502,000,000
(3)	Earnings reserve:	¥0
(4)		Other capital surplus: The amount to be obtained by deducting (1) and (2) above from the changes in the shareholders’ equity defined by the Accounting Computation Rules, Article 52, Paragraph 1, footnote.
(5)	Other retained earnings:	¥0

Date of incorporation of Company B:
Article 5: The date when the Company B is to be incorporated and registered (hereinafter referred to as the “Date of Incorporation”) is October 1, 2012. However, if it became necessary due to the progress of the Stock Transfer and other reasons, the date may be changed by a resolution of the board of directors meeting of Company A.

Shareholders meeting to approve this Plan of Stock Transfer:
Article 6: Company A will request a resolution to approve this Plan of Stock Transfer and other required matters at the ordinary shareholders meeting to be held on June 28, 2012.

Stock Exchanges where Company B will be listed:
Article 7: On the Date of Incorporation, Company B plans to list its common stock shares in the Tokyo Stock Exchange and the Osaka Stock Exchange.

Administrator of the List of Stockholders of Company B:
Article 8: Mitsui Sumitomo Trust Banking Co., Ltd. will be the administrator of the list of Stockholders of Company B.

Change of circumstance:
Article 9: Between the date that this Plan was prepared and the date that this Plan was completed, if significant change(s) occurred to the assets or business operations of Company A due to natural disaster and other reasons, terms of this Stock Transfer may be changed or cancelled by a resolution of the board of directors meeting of Company A.

Effect of this Plan:

Article 10: This Plan will become null and void if this Plan was not approved by the shareholders meeting of Company A, or could not obtain an approval of related government offices or agencies and due to the laws and regulations of Japan.

May 15, 2012

Company A:
2-2-20, Higashi-Shinagawa, Shinagawa-ku

Tokyo
President and CEO, Takashi Ishiyama

(seal)

Exhibit

ARTICLES OF INCORPORATION

OF

NIPPON LIGHT METAL HOLDINGS COMPANY, LTD.

Chapter I. General Provisions

(Corporate Name)

          Article 1.           The Company shall be called Nippon Keikinzoku Holdings Kabushiki Kaisha and written in English Nippon Light Metal Holdings Company, Ltd.

(Objectives)

          Article 2.           The objectives of the Company is to control and to manage various companies which operate businesses such as those described below through its holding of stocks and equities of those companies.:

(1) Manufacture and sales of aluminum and other metals and alloys;
(2) Manufacture and sales of sheets, articles, pipes, rods, cables, casting products made of aluminum and other metals and alloys;
(3) Manufacture and sales of various processed products related to 2. above.
(4) Manufacture and sales of foils, processed foils, powders, flakes, past, pigments, resin compositions for molding made of aluminum and other metals and alloys; (5) Manufacture and sales of aluminum hydroxide, alumina and related products;

(6) Manufacture and sales of sodium hydroxide, chlorine, hydrochloric acid, Zinc di-iodate soda, benzoyl chloride, compressed hydrogen, and poison and highly toxic material;
(7) Collection, processing, and sales of natural gas, and manufacture and sales of various products made from natural gas;
(8) Printing and coating of resin films and papers, and manufacture and sales of bonded and other packaging materials;
(9) Molding, processing and sales of synthetic resin;
(10) Manufacture and sales of electrode and other carbon products;
(11) Manufacture, sales and leasing of products and their accessories listed below:

a)	Building materials
b)	Materials, tools, machines, and equipment for constructions
c)	Tools, machines and equipment related to pool and flood gate
d)	Panels for prefabricated business cooling system and refrigerators, and panels for clean rooms
e)	Tools, machines and equipment for health, air conditioning, and cooling and heating
f)	Pollution prevention tools, machines and equipment
g)	Tow truck, automobile bodies, various containers, and other machines and equipment for transportations
h)	Special vehicles
i)	Packaging containers

(12) Recycling business of aluminum and other metals;
(13) Design, manufacture, installation, and technical training for the tools, machines and equipment mentioned above.
(14) Agency business of disassembly, repair, and maintenance of vehicles, and regular inspection of vehicles;
(15) Design, supervision and agency work for building and construction, outside and inside remodeling and repairs, furniture building, glass construction, and tools, machines, and equipment related works;
(16) Sales, renting, agency, managing, and appraisal of real estate and ground preparation;
(17) Truck transportation and automobile transportation businesses, and storage management;
(18) Property and casualty insurance agency business and life insurance subscription businesses;
(19) Development and sales of computer software and information systems, and rental business of computer and related tools and equipment;
(20) Operation of sports facilities and restaurants;
(21) Maintenance, security, and cleaning of business offices and plants;
(22) Collection, transportation, and processing of waste, and sales of recycled products;
(23) Electric power supply;
(24) Comprehensive research, test, analysis, measurement and technical cooperation of industrial technologies related to the items described above;
(25) Related and supplemental businesses to the items described above.

2. The Company may engage in the business activities listed above as well as an \y and all supplemental and related business activities.

(Location of the Head Office)

          Article 3.           The head office of the Company shall be located in Shinagawa-ku, Tokyo.

(Organs)

          Article 4.           In addition to the General Meeting of Shareholders and Directors, the Company shall have the following organs:

(1)	Board of Directors;
(2)	Statutory Auditors;
(3)	Board of Statutory Auditors; and
(4)	Account Auditors.

(Manner of Giving Public Notices)

          Article 5.           The method of public notices of the Company shall be electronic public notification; provided, however, that in case an accident or any other unavoidable cause renders public notice by such electronic public notification unavailable, such public notice shall be given by displaying the same in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total Number of Issuable Shares)

          Article 6.           The total number of issuable shares of the Company shall be 2,000,000,000 shares.

(Purchase by the Company of its Own Shares)

          Article 7.           By resolution of the Board of Directors, the Company may acquire its own shares through market dealings or otherwise, pursuant to the provision of Article 165, paragraph 2 of the Corporation Law of Japan.

(Number of Shares Constituting One Unit)

          Article 8.           The number of the shares constituting one unit of shares of the Company shall be one hundred (100) shares.

(Share Registrar)

          Article 9.           The Company shall have a share registrar.

          2.           The share registrar and its place of business shall be designated by resolution of the Board of Directors and public notice thereof shall be given.

           3.           The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company and other affairs relating to the register of shareholders and the register of loss of share certificates shall be delegated to the share registrar and shall not be handled by the Company.

(Share Handling Regulations)

          Article 10.           The procedures relating to the shares of the Company, the fees therefor and the procedures upon exercise of rights by the shareholders shall be governed by the Share Handling Regulations to be established by the Board of Directors as well as laws or ordinances or these Articles of Incorporation.

Chapter III. General Meetings of Shareholders

(Call)

          Article 11.           Ordinary General Meetings of Shareholders of the Company shall be called in June of each year and extraordinary General Meetings of Shareholders shall be called from time to time when it is deemed necessary.

(Place to Hold Meeting)

          Article 12.           The Company shall hold a General Meeting of Shareholders in a special ku (or ward) of Tokyo.

(Record Date for the Ordinary General Meeting of Shareholders)

          Article 13.           The Company shall treat the shareholders recorded in the final register of shareholders as of March 31 of each year as shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders relating to the relevant fiscal year.

(Person to Call Meeting)

          Article 14.           Except as otherwise provided for in laws or ordinances, a General Meeting of Shareholders shall be called by the President according to a resolution of the Board of Directors.

          2. When the President is prevented from discharging his duty, another Director shall call a General Meeting of Shareholders as determined by the Board of Directors.

(Chairman)

          Article 15.           The President shall be the chairman at a General Meeting of Shareholders.

          2.      When the President is prevented from discharging his duty, another Director shall be the chairman at a General Meeting of Shareholders as determined by the Board of Directors.

          3.      When all the Directors are prevented from discharging the said duty, the chairman shall be appointed from among the shareholders present at the General Meeting of Shareholders.

(Disclosure of Reference Documents for General Meetings of Shareholders, etc. via the Internet and Deemed Disclosure thereof)

          Article 16.           By disclosing information relating to all matters that shall be described or stated in any reference document for the General Meeting of Shareholders, business report, financial statements and consolidated financial statements upon calling a General Meeting of Shareholders by a method utilizing the Internet in accordance as provided for in the Ordinance of the Ministry of Justice of Japan, the Company may be deemed to have provided such information to the shareholders.

(Method of Adopting Resolutions)

          Article 17.           Except as otherwise provided for in law or ordinances or in these Articles of Incorporation, all resolutions at a General Meeting of Shareholders shall be adopted by a majority vote of the shareholders present who are entitled to vote.

          2.      A resolution at a General Meeting of Shareholders as provided for in Article 309, paragraph 2 of the Corporation Law of Japan shall be adopted by two-thirds (2/3) or more of the voting rights of the shareholders present who shall represent one-third (l/3) or more of the total number of voting rights of the shareholders entitled to vote.

(Voting by Proxy)

          Article 18.           A shareholder may exercise his/her vote by proxy (being one (1) person), who shall be another shareholder of the Company entitled to vote. Such shareholder or proxy shall file with the Company a document establishing his/her power of representation for each General Meeting of Shareholders.

Chapter IV. Directors and Board of Directors

(Number)

          Article 19.           The number of Directors of the Company shall be fifteen (15) or less.

(Method of Election)

          Article 20.           Resolutions for the election of Directors shall be adopted at a

General Meeting of Shareholders at which the shareholders representing one-third (1/3) or more of the total number of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.

          2.      No cumulative voting shall be used in resolutions for the election of Directors.

(Term of Office)

          Article 21.           The term of office of Directors shall terminate at the completion of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within one (1) year after their election.

(Representative Directors and Directors with Specific Titles)

          Article 22.           By resolution of the Board of Directors, there shall be appointed a Representative Director or Directors.

          2.      By resolution of the Board of Directors, there shall be appointed one (1) President and there may be appointed one (1) Chairman when it is deemed necessary.

(Persons to Call Meeting and to Preside)

          Article 23.           Except as otherwise provided for in laws or ordinances, the Chairman shall call and preside at meetings of the Board of Directors.

          2.      When the office of the Chairman is vacant or the Chairman is prevented from discharging his duty, the President shall call and preside at a meeting of the Board of Directors. When both the Chairman and the President are prevented from discharging their duties, another Director shall call and preside at a meeting of the Board of Directors as determined by the Board of Directors.

(Notice of Meeting)

          Article 24.           Notice of a meeting of the Board of Directors shall be dispatched at least five (5) days prior to the meeting; provided, however, that such period of notice may be shortened in the case of urgency.

          2.      A meeting of the Board of Directors may be held without conforming to the procedure of calling such a meeting if all the Directors and Statutory Auditors give consent thereto.

(Method of Resolutions)

          Article 25.           A resolution at a meeting of the Board of Directors shall be decided by the majority vote of the Directors present, who shall constitute in number a majority of the Directors entitled to participate in the voting.

(By-Laws of the Board of Directors)

          Article 26.           The matters concerning the Board of Directors shall, unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, be governed by the Bylaws of the Board of Directors, which shall be adopted by the Board of Directors.

(Remuneration, etc.)

          Article 27.           Remuneration, bonuses and other proprietary benefits ("remuneration, etc.") Directors may receive from the Company in consideration of the execution of their duties shall be decided by resolution at a General Meeting of Shareholders.

(Indemnification of Directors)

          Article 28.      The Company may, as provided for in Article 426, paragraph 1 of the Corporation Law of Japan, exempt Directors (including former Directors) from their liabilities for damages as provided for in Article 423, paragraph 1 of the said Law to the extent permitted by laws or ordinances, by resolution of the Board of Directors.

          2.      The Company may, as provided for in Article 427, paragraph 1 of the Corporation Law of Japan, enter into agreements with external Directors, which limit the amount of liabilities for damages as provided for in Article 423, paragraph 1 of the said Law; provided, however, that the maximum amount of liability for damages under such agreements shall be an amount of at least seven million yen (\7,000,000) decided in advance or the amount provided for in laws or ordinances, whichever is higher.

Chapter V. Statutory Auditors and Board of Statutory Auditors

(Number)

          Article 29.           The number of Statutory Auditors of the Company shall be seven (7) or less.

(Method of Election)

          Article 30.           Resolutions for the election of Statutory Auditors shall be adopted at a General Meeting of Shareholders at which the shareholders representing one-third (1/3) or more of the total number of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.

(Validity of the resolution appointing substitute auditors)

          Article 31.           Valid term of a resolution appointing a substitute auditor terminates, unless it was shortened by said resolution, at the start of the last ordinary shareholders meeting to be held within four (4) fiscal years from the time he or she was appointed.

(Term of Office)

          Article 32.           The term of office of Statutory Auditors shall terminate at the completion of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within four (4) years after their election.

          2.      The term of office of a Statutory Auditor elected to fill a vacancy created by the retirement of a Statutory Auditor prior to the termination of his/her term of office shall terminate at such time as the term of office of the retired Statutory Auditor would terminate.

(Full-time Statutory Auditors)

          Article 33.           A full-time Statutory Auditor or Auditors shall be appointed by resolution of the Board of Statutory Auditors.

(Notice of Meeting)

          Article 34.           Notice of a meeting of the Board of Statutory Auditors shall be dispatched at least five (5) days prior to the meeting; provided, however, that such period of notice may be shortened in the case of urgency.

          2.      A meeting of the Board of Statutory Auditors may be held without conforming to the procedure of calling such a meeting if all the Statutory Auditors give consent thereto.

(Method of Resolutions)

          Article 35.           A resolution at a meeting of the Board of Statutory Auditors shall be decided by the majority vote of the Statutory Auditors unless otherwise provided for in laws or ordinances.

(By-Laws of the Board of Statutory Auditors)

          Article 36.           The matters concerning the Board of Statutory Auditors shall, unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, be governed by the By-laws of the Board of Statutory Auditors, which shall be adopted by the Board of Statutory Auditors.

(Remuneration, etc.)

     Article 37.           Remuneration, etc. of Statutory Auditors shall be decided by resolution at a General Meeting of Shareholders.

(Indemnification of Statutory Auditors)

          Article 38.           The Company may, as provided for in Article 426, paragraph 1 of the Corporation Law of Japan, exempt Statutory Auditors (including former Statutory Auditors) from their liabilities for damages as provided for in Article 423, paragraph 1 of the said Law to the extent permitted by laws or ordinances, by resolution of the Board of Directors.

          2.      The Company may, as provided for in Article 427, paragraph 1 of the Corporation Law of Japan, enter into agreements with external Statutory Auditors, which limit the amount of liabilities for damages as provided for in Article 423, paragraph 1 of the said Law; provided, however, that the maximum amount of liability for damages under such agreements shall be an amount of at least seven million yen (¥7,000,000) decided in advance or the amount provided for in laws or ordinances, whichever is higher.

Chapter VI. Accounts

(Fiscal Year)

          Article 39.      The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

(Distribution of Surplus)

          Article 40.           The Company may, by resolution at a General Meeting of Shareholders, make distribution of surplus as year-end dividends to the shareholders and registered pledgees on shares recorded on the final register of shareholders as of March 31 of each year.

          2.      The Company may, by resolution of the Board of Directors, make distribution of surplus as provided for in Article 454, paragraph 5 of the Corporation Law of Japan to the shareholders and registered pledgees on shares recorded on the final register of shareholders as of September 30 of each year.

(Period of Exclusion in Respect of Dividends)

          Article 41.           In the event that dividends are distributed in cash, if any dividend remains unreceived after the lapse of five (5) full years from the day on which such any dividend became due and payable, the Company shall no longer be liable for the payment of such any dividend.

          2.      No interest shall accrue on cash mentioned in the foregoing paragraph.

Supplemental Rules:

(Initial fiscal year)

          Article 1.           The initial fiscal year shall start from the date of incorporation and ends on March 31, 2013, irrespective of Article 39 above.

(Compensation for the initial board of directors and auditors)

          Article 2.           Irrespective of Article 27 and Article 37, the compensation for the initial board of directors who will serve from the date of incorporation to the close of the first ordinary shareholders meeting shall be maximum ¥297 million, and the compensation for the initial auditors shall be maximum ¥72 million. However, the amount of compensation for a director does not include the salary for the one who serves both as a director and an employee of this Company.

(Cancellation of this supplemental rules)

          Article 3.           This supplemental rules will be cancelled as of the close of the initial ordinary shareholders meeting of this Company.

End.

3. Reasonableness concerning the matters prescribed under the Company Act, Article 773, Paragraph 1, No. 5 and No.6:

     In this Stock Transfer, one 100% parent company will be established by a single company stock transfer of this Company, and there will be no change in the shareholder composition between the Holding Company and this Company. Thus, primarily in order not to disadvantage any shareholders, it was decided to distribute one common stock share of the Holding Company per one common stock share of this Company that the shareholders hold.

     Due to the circumstance of this Stock Transfer described above, no computation was carried out by a third party.

     Paid-in capital and reserves of the Holding Company are decided within the range provided by the laws and regulations, and we believe that they are appropriate in relation to the purpose and size, and the capital policy of the Holding Company after its incorporation.

4 . Matter concerning the person who will be elected as the director of the Holding Company (Nippon Light Metal Holdings Company, Ltd.):

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relation-
(Date of birth)	(Concurrent position)	(2) No. of Holding	ship with
		Company’s shares to be	this
allocated
Company

4/1967 Entered this Company

6/1997 Director of this Company

6/2000 Corporate Officer of this Company

4/2001 Executive Officer of this Company

Takashi	6/2001 Director of this Company	(1) 204,095 shares	None
(2) 204,095 shares
Ishiyama	6/2003 Senior Executive Officer of this
Company
(3/9/1944)
6/2006 Executive Vice President of this
Company

6/2007 CEO & President of this Company

-To the present

(Director of Toyo Aluminium K.K.)

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1971 Entered this Company

6/1999 Director of this Company

6/2000 Corporate Officer of this Company

6/2003 Executive Officer of this Company

6/2004 Director of this Company

- To the present

6/2006 Senior Executive Officer of this
Company

6/2008 CEO & President, Shin Nikkei
Company, Ltd.

12/2009 Chairman of Shin Nikkei Company,
Ltd.

4/2010 Executive Officer of this Company
Tsuyoshi		(1) 140,000 shares	None
(2) 140,000 shares
Nakajima	6/2010 Supervision of Accounting &
Financial Dept., Purchasing &
(4/30/1958)	Logistics Dept. and Group Metal
Center of this Company

-To the present

6/2010 In charge of Overseas Strategies;
Manager, Supervision of Strategic
Committee for Products
Commercialization and Business
Development of this Company

6/2011 Executive Vice President,
Supervision of General Affairs
Dept., IR&Public Relations of this
Company

-To the present

(Director of Tamai Steamship Co., Ltd.)

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1972 Entered Ministry of International Trade
and Industry (current Ministry of
Economic Trade and Industry)
2/2001 Ambassador Extraordinary and
Plenipotentiary to United Arab
Emirate
10/2003 Full-time Advisor of this Company
6/2004 Director, Supervision of Legal Dept.,
Manager; In Charge of Environment
-To the present
6/2004 Executive Officer of this Company
6/2005 Supervision of Auditing Office, In
Charge of Specific Project for Group
Sales of this Company
-To the present
Makoto		(1) 102,000 shares	None
6/2007 Senior Executive Officer of this
Fujioka	Company	(2) 102,000 shares
(3/27/1950)	-To the present
5/2011 General Manager of CSR Group of this
Company
-To the present
6/2011 Supervision of Osaka/Nagoya Regional
Office of this Company
-To the present
1/2012 Supervision of Personnel Dept., In
charge of Safety of this Company
-To the present
4/1971 Entered this Company

4/2001 Corporate Officer of this Company

6/2005 Executive Officer of this Company

6/2007 Supervision of Rolled Product Div. of
this Company

-To the present

6/2008 Director, Senior Executive Officer of
Mitsuru	this Company	(1) 52,000 shares	None

Ishihara	-To the present	(2) 52,000 shares

(2/4/1949)	6/2009 Supervision of Chemical Div. of this
Company

-To the present

6/2009 Supervision of Capacitor Foil Div. of
this Company

(Director of Tamai Steamship Co., Ltd.)

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1981 Entered this Company

6/2006 Corporate Officer, General Manager of
Group Technology Center of
Technology & Development Group of
this Company

6/2009 Director, ExecutiveOfficer, General
Manager of Technology &
Ichiro	Development Group and Central
Products Safety & Quality Assurance
Okamoto	Div. of this Company	(1) 39,000 shares	None

(6/12/1956)	-To the present	(2) 39,000 shares

6/2011 Supervision of Strategic Committee for
Products Commercialization and
Business Development of this Company

-To the present

4/1980 Entered this Company
10/2001 General Manager of Kambara Capacitor
Foil Plant of this Company
6/2007 Divisional Manager of Capacitor Foil
Div. of this Company
-To the present
6/2007 Corporate Officer of this Company
Toshihide	6/2008 General Manager of Kambara Complex	(1) 32,150 shares	None
of this Company
Murakami		(2) 32,150 shares
(9/16/1956)	6/2011 Executive Officer, Supervision of
Kambara Complex and Landscape
Products Div. of this Company
-To the present

1/1975 Entered this Company
12/2003 CEO & President of Nikkeikin
Aluminium Core Technology Co., Ltd.
6/2008 Executive Officer, General manager of
Sheet & Extrusion Fabricated Products
Controlling Dept., Supervision of Panel
Business and Landscape Products Div.
Atsushi	of this Company
Inoue	3/2011 CEO & President of Nikkeikin Kakoh	(1) 67,000 shares	None
Kaihatsu Holdings Company, Ltd
(4/2/1948)		(2) 67,000 shares
-To the present
6/2011 Director of this Company
-To the present
(CEO & Presidentof Nikkeikin Kakoh Kaihatsu
Holdings Company, Ltd )

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1965 Entered Toyo Aluminium K.K.
(10/1999 merged with this Company)
3/1996 Directorof Toyo Aluminium
5/1999 Director of Toyo Aluminium Sales Co., Ltd.
(current Toyo Aluminium K.K.)
6/2000 Executive Director, Divisional Manager
Masao	of Powder & Paste Div. of Toyo
Aluminium
Imasu		(1) 18,000 shares
6/2002 Senior Executive Director of Toyo
(11/3/1942)	Aluminium	(2) 18,000 shares	None
6/2003 CEO & President of Toyo
Aluminium,Director of this Company
6/2011 Chairman of Toyo Aluminium
- To the present

(Chairman of Toyo Aluminium K.K.)
4/1973 Entered Toyo Aluminium K.K.
(10/1999 merged with this Company)
6/2005 Directorof Toyo AluminiumK.K.
1/2008 Divisional Manager of Material Foil Div
of Toyo Aluminium
6/2008 Executive Officerof Toyo Aluminium
4/2009 General Manager of Foil Business and
Hiroshi	Business Strategy Officeof Toyo	(1) 9,000 shares	None
Yamamoto	Aluminium	(2) 9,000 shares
(5/16/1950)	6/2010 Senior Executive Officer of Toyo
Aluminium

6/2011 CEO & Presidentof Toyo Aluminium,Director of this Company -To the present (CEO & President of Toyo Aluminium K.K.)

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1975 Entered this Company
6/2003 Corporate Officer of this Company
6/2007 Executive Officer of this Company
6/2008 Supervision of Personnel Dept., General
Affairs Dept. IR&Public Relations, In
charge of Safety of this Company
Koji	6/2011 CEO & President of Nippon
Ueno	Fruehauf Co., Ltd., Director of this	(1) 52,069 shares	None
Company
(10/17/1952)	-To the present	(2) 52,069 shares

(CEO & President of Nippon Fruehauf Co., Ltd.,)
4/1959 Entered Toyo Rayon Co., Ltd.
(current Toray Industries Inc.)
6/1999 Executive Vice President of Toray
6/2001 Advisor of Toray
6/2002 Chairman of the Board & President
Of Toray Management Research
Hidetane	Institute, Ltd.
Iijima	6/2003 Special Advisor of Toray	(1) 0 share	None
(5/5/1935)	-To the present	(2) 0 share
6/2004 Director of this Company
-To the present

(Special Advisor of Toray Industries, Inc.)

(Honorary Chairman of Japan-Korea Economic
Association)
4/1974 Entered Dai-Ichi Kangyo Bank, Co.
Ltd.
3/2006 Executive Officer, Mizuho Bank Co.,
Ltd.
4/2007 Executive Vice President of Mizuho
Financial Group
Masato	6/2007 Director & EVP of Mizuho Financial
Group
Ono		(1) 0 share	None
(11/4/1950)	6/2008 Executive Officer and Vice President	(2) 0 share
of Nippon Herdis, Co., Ltd.
6/2009 Director and Vice President of Nippon
Herdis
6/2011 Vice Chairman of Nippon Herdis
4/2012 Director of Nippon Herdis
-To the present
(Directorof Nippon Herdis Co., Ltd.)

Note:	1.	This Company is having transactions with Nippon Fruehauf Co., Ltd. in such as the sales of aluminum products.

2.        Both Mr. Hidetane Iijima and Mr. Masato Ono, candidates for board of directors, are candidates for outside director.

3.        Below are the reasons why these candidates were selected as the outside directors:

(1)

Mr. Hidetane Iijima has been engaged in manufacturing and managing base raw materials for many years. We judged that, with his wide range of experience and high level of knowledge, his monitoring and supervising of this Company’s operation would greatly benefit in maintaining the fairness of the Holding Company’s business operation. Thus we request his election as an outside director.

(2)

Mr. Masato Ono has been engaged in the management of financial institutions for many years. We judged that, with his wide range of experience and high level of knowledge, his monitoring and supervising of this Company’s operation would greatly benefit in maintaining the fairness of the Holding Company’s business operation. Thus we request his election as an outside director.

4.	The number of years since outside director candidates were elected to this office:

(1)	Mr. Hidetana Iijima is currently an outside director of this Company, and he will have been the outside director of this Company for 8 years as of the close of this ordinary shareholders meeting.
(2)	Mr. Masato Ono is a new outside director candidate of this Company to be newly elected at this ordinary shareholders meeting.

5.	Limited responsibility agreement with the outside director candidates:

This company and Mr. Hidetane Iijima, a current outside director and a candidate for an outside director of the Holding Company has an agreement to limit the liability provided under the Company Act, Article 423, Paragraph 1, as maximum ¥7 million or the minimum amount provided by the laws and regulations, which ever the higher. Furthermore, if Mr. Masato Ono, a candidate for outside director, was elected as the outside director of the Holding Company, we plan to enter into a similar agreement. When the Holding Company is established and both of them took the office, the Holding Company plans to enter into a similar agreement with each of them.

6.

This Company has designated the outside director candidate, Mr. Hidetane Iijima, as an independent officer defined under the rules of the Tokyo Stock Exchange and the Osaka Stock Exchange and notified both stock exchanges. When the Holding Company was established and Mr. Iijima took his office, the Holding Company plans to designate him as an independent officer.

5 . Matter concerning the person who will be elected as the auditor of the Holding Company (Nippon Light Metal Holdings Company, Ltd.):

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1975 Entered this Company
11/1998 General Manager of Sales No.2 of
Rolled Products Div. of this Company
10/2006 Corporate Officer and Divisional
Manager of Rolled Products Div. of this
Tadashi	Company
4/2009 In Charge of Group Sales Promotion
Asahi		(1) 39,314 shares	None
(2/28/1951)	5/2009 General Manager of Osaka/Nagoya	(2) 39,314 shares
Regional Office of this Company
6/2011 Full-time Auditor of this Company
-To the present
4/1981 Entered this Company
4/2007 General Manager of Administration Dept.
of Metal & Alloy Div and Shaped Parts
Nobuo	Div.
Matsumoto	4/2009 General Manager of Auditing Office of	(1) 15,000 shares	None
this Company
(4/4/1957)		(2) 15,000 shares
-To the present

4/1971 Entered Toyo Aluminium K.K.
(10/1999 merged with this Company)
6/2003 Director of Toyo Aluminium
Toshio	6/2008 Executive Officer of Toyo Aluminium	(1) 3,000 shares	None
Yamagishi	6/2010 Full-time Auditor of Toyo Aluminium	(2) 3,000 shares
(1/12/1949)	-To the present

(Full-time Auditor of Toyo Aluminium K.K.)

Name	Biography, Title, Responsibilities	(1) No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)	(2) No. of Holding	with this
		Company’s shares to be	Company
allocated
4/1964 Entered Asahi Mutual Life Insurance
Co.
7/1992 Director of Asahi Mutual Life Insurance
4/1994 Executive Director of Asahi Mutual Life
Insurance
4/1996 CEO & President of Asahi Mutual Life
Insurance
6/2006 Auditor of this Company
-To the present
7/2008 Chairman of Asahi Mutual
Life Insurance
Yuzuru	7/2009 Highest Advisor of Asahi Mutual Life	(1) 0 share	None
Fujita	Insurance	(2) 0 share
(11/24/1941)	-To the present

(Highest Advisor of Asahi Mutual Life Insurance Co.)
(Chairman, Japan National Committee for UWCs )
(Fujikyuko Co., Ltd., Outside Director)
(Zeon Corporation, Outside Auditor)
(ADEKA Corp., Outside Auditor)
(Nippon Express Co., Ltd., Outside Auditor)
(Furukawa Electric Co., Ltd., Outside Auditor)
(Fuji Electric Co., Ltd., Outside Auditor)

12/1961 Entered Ro, Bingham and Thomsons
Accounting Office
7/1964 Registered to do business as a
certified public accountant
-To the present
6/1983 Aoyama Audit Corporation,
Katsuo	Representative Member	(1) 0 share	None
Wajiki	7/1998 Aoyama Audit Corporation, Advisor	(2) 0 share
(2/22/1938)	4/2005 Hosei University, Graduate School,
Professor of Accounting
6/2006 Auditor of this Company
-To the present
4/2008 Hosei University, Graduate School,
Accounting Visiting Professor

(Certified Public Accountant)

Name	Biography, Title, Responsibilities	(1) No. of this ompany’s	Special
		shares owned	relationshi
(Date of birth)	(Concurrent position)	(2) No. of Holding	p with this
		Company’s shares to be	Company
allocated
4/1973 Registered with Tokyo Bar
Association
-To the present
4/1994 Vice President, Tokyo Bar Association
4/1996 Supreme Court Legal Research and
Yasuo	Training Institute, Criminal Defense,	(1) 0 share	None
Yuki	Instructor	(2) 0 share

(9/7/1948)	1/2000 Bar Examination Committee Member
4/2003 Managing Director, Association of
Japanese Attorneys
4/2004 Senshu University, Leal Dept.,
Graduate School, Visiting Professor
6/2008 Auditor of this Company
-To the present

(Attorney)

Note:

1.	Messrs. Yuzuru Fujita, Katsuo Wajiki and Yasuo Yuki are outside auditor candidates.

2.	Below are the reasons why these candidates were selected as the outside directors:
(1)

Mr. Yuzuru Fujita has been engaged in the management of financial institutions for many years. We judged that, his wide range of experience and high level of knowledge would be highly beneficial in the audits of the Holding Company and the maintenance of the fairness of the Holding Company’s business operation. Thus we request his appointment as an outside director.

(2)

Mr. Katsuo Wajiki is a completely independent certified public accountant who has no advisory relationship with this Company. We judged that, his expert knowledge and working experience as a CPA would be highly effective in the audits of the Holding Company and to enhance and strengthen the audit system of the Holding Company. Thus we request his appointment as an outside director.

(3)

Mr. Yasuo Yuki is a completely independent attorney who has no advisory relationship with this company. We judged that, his expert knowledge and working experience as an attorney would be highly effective in the audits of the Holding Company and to enhance and strengthen the audit system of the Holding Company. Thus we request his appointment as an outside director.

3.

The following outside auditor candidates have not been involved in the management of a company, except being as an outside director or an outside auditor. Nevertheless, because of the reasons listed below, we decided that these candidates would be able to properly perform the tasks of an outside auditor:

(1)

Though Mr. Katsuo Wajiki was not directly involved in the management of a company, as a CPA, he has a thorough knowledge of corporation accounting, and we judged that he would be able to perform the task as an outside auditor properly.

(2)

Though Mr. Yasuo Yuki was not directly involved in the management of a company, as an attorney, he has a thorough knowledge of corporate laws and others, and we judged that he would be able to perform the task as an outside auditor properly.

4.	The number of years since each outside auditor candidate was appointed as the outside auditor:
(1) Mr. Yuzuru Fujita is currently the outside auditor of this Company, and he would be holding the position for 6 years as of the closing of this ordinary shareholders meeting.
(2) Mr. Katsuo Wajiki is currently the outside auditor of this Company, and he would be holding the position for 6 years as of the closing of this ordinary shareholders meeting.

	(3)	Mr. Yasuo Yuki is currently the outside auditor of this Company, and he would be holding the position for 4 years as of the closing of this ordinary shareholders meeting.

5.

Following outside auditor candidates were appointed as the director, executive officer, or auditor of other companies and etc. The following is a report about the incidents of breach of laws and regulations or bylaws and/or other improper business operations occurred in the past 5 years and in the respective companies in which they took office.

Mr. Yuzuru Fujita served as a director of Asahi Mutual Life Insurance Co. from July 1992 to July 2009. Upon review of insurance payments and benefits five years between Fiscal Year 2001 to 2005, it was found that some insurance payments were not made, and in July 2008, the Financial Services Agency issued an order, under the Insurance Business Act, Article 132, Paragraph 1, to improve operation concerning the payment administration of the insurance payments and others. The order to improve business operations to the company was cancelled in December 2011 as the Agency acknowledged that sufficient improvements were made. In the board of directors meeting of the company in which the facts of this incident and counter measures were discussed, Mr. Fujita performed his duties by providing advise to ensure the appropriateness of the counter measures and instructing to take appropriate measures to prevent recurrence of similar incident.

Mr. Fujita served as an outside auditor of Yokohama Rubber Co., Ltd. from June 2000 to June 2011. In 2006, an internal investigation revealed that the company participated in the cartel activities for marine horse sales. The company reported the result of its investigation and requested an application of the system for waiver and reduction of penalties and was awarded the waiver of penalty in February 1098. Mr. Fujita had no direct connection to the problem and did not know the fact until it was revealed, nevertheless, in the Audit Committee and others, he had always provided opinions from a compliance point of view, and after this incident was revealed, to performed his task with responsibility, he examined the activities of the compliance committee and spoke about the need of compliance to prevent the similar occurrence in audit committee.

In June 2004, Mr. Fujita was appointed as an outside auditor of Nippon Zeon Co., Ltd. and currently remains in the position. In January 2008, in relation to NBR transaction, EU Commission charged Nippon Zeon a penalty. After this case was revealed, Mr. Fujita performed his duties and responsibility by actively providing opinions as to the investigation of the facts, responses, and method to prevent similar event, thus properly performed his task to prevent fraudulent business operations.

In June 2004, Mr. Fujita was appointed as an outside auditor of Nippon Express and remains in the position to the present. In March 2009, as to the fuel oil surcharge, the company was received cease and desist order and was ordered to pay a penalty. In the board of directors meeting and other meetings, he provided opinions based upon his knowledge gained from his daily experience as a business operator in different industries as to the establishment of a compliance system, employee education, and improvement of business operations. And after the incident was revealed, he provided useful proposals from time to time as to re-examination of the policy of conduct, various rules to prevent the recurrence of similar incident, and the improvement of employee education.

In June, 2004, he was appointed as an outside auditor of Furukawa Electric Co., Ltd. and remains in the position to the present. In August 2008, an internal investigation revealed that as to a part of the copper and copper alloy sheet and pipe products, the company had conducted a test not in compliance with JIS standard and computed the capability value based upon the results. As a result, certificate of JIS approval was cancelled. In March 2009, the Fair Trade Commission found that the company committed antitrust violations as to cross-linked foam polyethylene sheet, and it was charged a cease and desist order and a penalty. In May 2010, the company was charged of a violation of antitrust law as to optical fiber cable and related products and charged a cease and desist order and a penalty. In September 2011, the company entered into a judicial settlement with the U.S. Department of Justice (“DOJ”) in which the company admitted the facts alleged by the DOJ and agreed to pay a penalty in relation to a cartel concerning wire harness for automobiles and related products. In January 2012, in relation to the cartel related to said products, the Fair Trade Commission identified the company as a violator (The company requested that a penalty reduction system would be applied for this case. And as this request was approved, the company was charged neither a cease and desist order nor a penalty order.) He had no connection with the problem and did not know the facts until it was revealed. Mr. Fujita had been providing proposals from a point of view of compliance of laws and regulations and tried to promote attention. After this incident was revealed, he requested clarification and explanation of the facts in the board of directors meetings where the facts about this incident and response policy were reported and discussed. He also offered proposals as to how to maintain proper policy of response and a need for appropriate counter measures to prevent recurrence of similar incidents.

6.	Limited liability agreement with the substitute outside auditor candidate:

This Company maintains with each of the current outside directors of our company Messrs. Yuzuru Fujita, Katsuo Wajiki and Yasuo Yuki, who are also the outside director candidates of the Holding Company, an agreement which limits the liability provided under the Company Act, Article 423, Paragraph 1, as ¥7 million or the minimum amount provided by the laws and regulations, whichever is higher. When the Holding Company is established and if each of them takes office, the Holding Company intends to enter into a similar agreement with each of them.

7.

We designated outside auditor candidates Messrs. Yuzuru Fujita, Katsuo Wajiki and Yasuo Yuki each as an independent officer and notified them to the Tokyo Stock Exchange and the Osaka Stock Exchange. When the holding company was established, and each of the outside auditor candidates his took office, we plan to designate each of them as an independent officer of the Holding Company.

8.

Outside auditor candidate Mr. Yuzuru Fujita had worked as a director for Asahi Mutual Life Insurance Co. until July 2009, and this Company had businesses with the company including receiving loans. As of March 31, 2012, the current amount of loans from the company outstanding is ¥2,954 million which is 2.0% of the total amount of loans outstanding (¥131,086 million).

6.	Matter concerning the person who will be elected as an alternative auditor of the Holding Company (Nippon Light Metal Holdings Company Ltd.) The person below will be elected as an alternative auditor.

Name	Biography, Title, Responsibilities	(1)No. of this Company’s	Special
		shares owned	relationship
(Date of birth)	(Concurrent position)		with this
		(2)No. of Holding	Company
Company’s shares to be
allocated

4/1969 Entered Nomura Research Institute, Ltd.

5/1996 Executive Director of Nomura Research
Institute

6/1996 Executive Director of Kokusai Securities
Co., Ltd.

(current Mitsubishi UFJ Securities
Holdings Co., Ltd.)

6/1998 Senior Executive Director of Kokusai
Toshihito	Securities	(1) 0 share	None
Hayano		(2) 0 share
6/2001 CEO & President of Kokusai Capital
(12/3/1946)	Co., Ltd (current New Frontier Partners
Co,. Ltd.)

4/2011 Professor, Chubu University,

Management and Information Dept.

(Professor, Chubu University, Management and Information Department)

Note:

1.	Alternative auditor candidate Mr. Toshihito Hayano is an alternative outside auditor candidate.

2.

The valid term of the resolution appointing the alternative auditor candidate Mr. Toshihito Hayano shall be until the opening of the first ordinary shareholders meeting of the Holding Company, irrespective of the provision of Article 31 of the Articles of Incorporation of the Holding Company. Furthermore, his appointment may be cancelled, provided it is prior to his taking this office, with a consent of the audit committee and by a resolution of the board of directors.

3.	The reason that we selected an alternative outside auditor candidate is as below:

Mr. Toshihito Hayano has been engaged in the management of securities companies and investment companies for many years. We judged that, his wide range of experience and high level of knowledge would be highly beneficial in the audits of the Holding Company and the maintenance of the fairness of the Holding Company’s business operation. Thus we request his appointment as an alternative outside auditor.

4.	Limited liability agreement with an alternative outside auditor candidate:

In case, after the Holding Company was established but the number of outside auditors stipulated by the laws and regulations was insufficient, and the alternative outside auditor candidate Mr. Toshihito Hayano took an office of outside auditor, the Holding Company plans to enter into an agreement with him an agreement which limits the liability of the Holding Company as provided under the Company Act, Article 423, Paragraph 1. The maximum amount of liability under this agreement will be ¥7 million or the minimum amount provided by the laws and regulations, whichever is higher.

5.

When the Holding Company was established and the alternative outside auditor candidate Mr. Toshihito Hayano took the office of outside auditor, the Holding Company plans to designate him as an independent officer defined by the rules of the Tokyo Stock Exchange and the Osaka Stock Exchange.

7.	Matters concerning the accounting auditor of the Holding Company (Nippon Light Metal Holdings Company Ltd.) are as below:

(As of 3/31/2012)
Name	Shin Nihon Audit Limited Liability Corporation
Main Office	Hibiya Kokusai Bldg., 2-2-3, Uchisaiwai-cho, Chiyoda-ku, Tokyo
History	10/1985 Oota Keiso Audit Corporation and Showa Audit Corporation merged and formed Oota-Showa
                   Audit Corporation
4/2000       Oota-Showa-Century Audit Corporation was established by merging Century Audit Corporation
7/2001       Changed the company name to Shin Nippon Audit Corporation
7/2008 Changed the name to Shin Nippon Audit Limited Liability Corporation
Summary	Capital ¥841 million
Members and employees
Certified Public Accountant 3,120
Employees who passed CPA Exam 1,343
Others 1,336
Total 5,799

Note: In the past 2 years, the accounting auditor candidate provided this Company an advisory services concerning our introduction of International Financial Reporting standard and a research service concerning a money settlement for a joint venture business with another company. It also provided, upon consent, procedural administrative services for a financial research of a subsidiary of this Company (Showa Aluminum Powder Co., Ltd. which was dissolved as of April 1, 2012 merging into Toyo Aluminium K.K. ). The accounting auditor candidate received compensation for each service.

8.

Take over prevention measure of the Holding Company (Nippon Light Metal Holdings Company, Ltd.) (For Reference) Upon shareholders’ approval, at the 103th ordinary shareholders meeting held on June 29, 2010, we renewed our anti-takeover measures, the terms of which will expire at the close of 106th ordinary shareholders meeting to be held on or before June 30, 2013. When the Holding Company was established (scheduled on October 1, 2012), we plan to implement anti-takeover measures with substantively the same details of the one of this Company. We plan to publish the details of these anti-takeover measures immediately once they were decided at the board of directors meeting of this Company, and this Company’s anti-takeover measures will be cancelled on the same day. The term of the anti-takeover measures of the Holding Company would expire at the close of the first ordinary shareholders’ meeting of the Holding Company.

Proposal No.3: Election of 11 Directors:

As the term of all 11 current directors expires at the close of this ordinary shareholders meeting, we request to elect 11 directors.

The director candidates are described below:

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s shares	relation-ship
	(Date of	(Concurrent position)	owned	with this
	birth)			Company
4/1967 Entered this Company
6/1997 Director of this Company
6/2000 Corporate Officer of this Company
4/2001 Executive Officer of this Company
	Takashi	6/2001 Director of this Company
1	Ishiyama	6/2003 Senior Executive Officer of this Company	204,095 shares	None
(3/9/1944)
6/2006 Executive Vice President of this Company
6/2007 CEO & President of this Company
-To the present

(Director of Toyo Aluminium K.K.)

# indicate the candidate number.

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s	relationship
	(Date of birth)	(Concurrent position)	shares owned	with this
Company

4/1971 Entered this Company
6/1999 Director of this Company 6/2000 Corporate Officer of this Company 6/2003 Executive Officer of this Company 6/2004 Director of this Company
- To the present

6/2006 Senior Executive Officer of this Company
6/2008 CEO & President, Shin Nikkei Company, Ltd.
12/2009 Chairman of Shin Nikkei Company, Ltd.
4/2010 Executive Officer of this Company
	Tsuyoshi		140,000	None
2	Nakajima	6/2010 Supervision of Accounting & Financial	shares
Dept., Purchasing & Logistics Dept.
	(4/30/1958)	and Group Metal Center of this
Company

-To the present

6/2010 In charge of Overseas Strategies;
Manager, Supervision of Strategic
Committee for Products
Commercialization and Business
Development of this Company

6/2011 Executive Vice President, Supervision
of General Affairs Dept., IR&Public
Relations of this Company

-To the present

(Director of Tamai Steamship Co., Ltd.)

#	Name	Biography, Title, Responsibilities	No. of this Company’s	Special
			shares owned	relationship
	(Date of	(Concurrent position)		with this
	birth)			Company
4/1972 Entered Ministry of International
Trade and Industry (current Ministry
of Economic Trade and Industry)
2/2001 Ambassador Extraordinary and
Plenipotentiary to United Arab
Emirate
10/2003 Full-time Advisor of this Company
6/2004 Director, Supervision of Legal
Dept., Manager; In Charge of
Environment
-To the present
6/2004 Executive Officer of this Company
6/2005 Supervision of Auditing Office, In
Charge of Specific Project for Group
	Makoto	Sales of this Company
3	Fujioka	-To the present	102,000 shares	None
	(3/27/1950)	6/2007 Senior Executive Officer of this
Company
-To the present
5/2011 General Manager of CSR Group of
this Company
-To the present
6/2011 Supervision of Osaka/Nagoya
Regional Office of this Company
-To the present
1/2012 Supervision of Personnel Dept., In
charge of Safety of this Company
-To the present
4/1971 Entered this Company

4/2001 Corporate Officer of this Company
6/2005 Executive Officer of this Company
6/2007 Supervision of Rolled Product Div. of
this Company
-To the present
4	Mitsuru
6/2008 Director, Senior Executive Officer of
	Ishihara	this Company	52,000 shares	None
	(2/4/1949)	-To the present
6/2009 Supervision of Chemical Div. of this
Company
-To the present
6/2009 Supervision of Capacitor Foil Div. of
this Company
(Director of Tamai Steamship Co., Ltd.)

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s shares	relationship
	(Date of	(Concurrent position)	owned	with this
	birth)			Company

4/1981 Entered this Company

6/2006 Corporate Officer, General Manager of
Group Technology Center of
Technology & Development Group of
this Company

6/2009 Director, Executive Officer, General

	Ichiro	Manager of Technology &
Development Group and Central
5	Okamoto	Products Safety & Quality Assurance	39,000 shares	None
Div. of this Company
(6/12/1956)
- To the present

6/2011 Supervision of Strategic Committee for
Products Commercialization and
Business Development of this

Company
-To the present
4/1980 Entered this Company
10/2001 General Manager of Kambara
Capacitor Foil Plant of this Company
6/2007 Divisional Manager of Capacitor Foil
Div. of this Company
	*	-To the present
	Toshihide	6/2007 Corporate Officer of this Company
6	Murakami	6/2008 General Manager of Kambara Complex of this Company	32,150 shares	None
(9/16/1956)
6/2011 Executive Officer, Supervision of Kambara Complex and Landscape Products Div. of this Company
-To the present
1/1975 Entered this Company
12/2003 CEO & President of Nikkeikin Aluminium Core Technology Co., Ltd.
	Atsushi	6/2008 Executive Officer, General manager of Sheet & Extrusion Fabricated Products Controlling Dept., Supervision of Panel Business and Landscape Products Div. of this Company
7	Inoue		67,000 shares	None
3/2011 CEO & President of Nikkeikin Kakoh
	(4/2/1958)	Kaihatsu Holdings Company, Ltd
-To the present
6/2011 Director of this Company
-To the present
(CEO & President of Nikkeikin Kakoh Kaihatsu
Holdings Company, Ltd )

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s shares	relationship
	(Date of birth)	(Concurrent position)	owned	with this
Company
4/1973 Entered Toyo Aluminium K.K.
(10/1999 merged with this Company)
6/2005 Director of Toyo AluminiumK.K.
1/2008 Divisional Manager of Material Foil Div of Toyo Aluminium
6/2008 Executive Officerof Toyo Aluminium
8	Hiroshi	4/2009 General Manager of Foil Business Business Strategy Officeof Toyo
	Yamamoto	Aluminium	9,000 shares	None
	(5/16/1950)	6/2010 Senior Executive Officer of Toyo Aluminium
6/2011 CEO & Presidentof Toyo Aluminum,
Director of this Company
-To the present

(CEO & President of Toyo Aluminium K.K.)
4/1975 Entered this Company
6/2003 Corporate Officer of this Company
6/2007 Executive Officer of this Company
6/2008 Supervision of Personnel Dept., General Affairs Dept. IR&Public Relations In charge of Safety of this Company
	Koji	6/2011 CEO & President of Nippon
9	Ueno (10/17/1952)	Fruehauf Co., Ltd., Director of this Company	52,069 shares	None
-To the present

(CEO & President of Nippon Fruehauf Co., Ltd.,)

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s shares	relationship
	(Date of	(Concurrent position)	owned	with this
	birth)			Company
4/1959 Entered Toyo Rayon Co., Ltd.
(current Toray Industries Inc.)
6/1999 Executive Vice President of Toray
6/2001 Advisor of Toray
6/2002 Chairman of the Board & President
10	Hidetane	Of Toray Management Research
	Iijima	Institute, Ltd.	0 share	None
	(5/5/1935)	6/2003 Special Advisor of Toray
-To the present
6/2004 Director of this Company
-To the present

(Special Advisor of Toray Industries, Inc.)
(Honorary Chairman of Japan-Korea Economic Association)
4/1974 Entered Dai-Ichi Kangyo Bank, Co. Ltd.
3/2006 Executive Officer, Mizuho Bank Co., Ltd.
4/2007 Executive Vice President of Mizuho
	*	Financial Group
	Masato	6/2007 Director & EVP of Mizuho Financial Group
11	Ono		0 share	None
6/2008 Executive Officer and Vice President

(11/4/1950)	of Nippon Herdis, Co., Ltd.
6/2009 Director and Vice Presidentof Nippon Herdis
6/2011 Vice Chairman of Nippon Herdis
4/2012 Director of Nippon Herdis
-To the present

(Director of Nippon Herdis Co., Ltd.)

Note:	1. This Company is having transactions with Nippon Fulhalf Co., Ltd. in such as the sales of aluminum products.

2.	*indicates new candidates.

3.	Both Mr. Hidetane Iijima and Mr. Masato Ono, candidates for the board of directors, are candidates for the outside director.

4.	Below are the reasons why these candidates were selected as the outside directors:

(1)

Mr. Hidetane Iijima has been engaged in manufacturing and managing base raw materials for many years. We judged that, with his wide range of experience and high level of knowledge, his monitoring and supervising of this Company’s operation would greatly benefit in maintaining the fairness of the Holding Company’s business operation. Thus we request his election as an outside director.

(2)

Mr. Masato Ono has been engaged in the management of financial institutions for many years. We judged that, with his wide range of experience and high level of knowledge, his monitoring and supervising of this Company’s operation would greatly benefit it in maintaining the fairness of the Holding Company’s business operation. Thus we request his election as an outside director.

5.	The number of years since outside director candidates were elected to this office:

(1)Mr. Hidetana Iijima will have been serving as an outside director for 8 years as of the close of this ordinary shareholders meeting.

(2) Mr. Masato Ono is a new outside director candidate.

6.	Limited liability agreement with the outside director candidates:

Outside director candidate Mr. Hidetane Iijima is currently an outside director and we entered into with him a limited liability agreement provided under the Company Act, Article 423, Paragraph 1, and the maximum amount of liability under this agreement will be the higher of ¥7 million or the minimum amount provided by the laws and regulations. If his re-appointment was approved, we and Mr. Iijima intend to continue this agreement. If Mr. Masato Ono was appointed, we plan to enter into with him an agreement similar to the one described above.

7.

This Company has designated the outside director candidate, Hidetane Iijima, as an independent officer provided under the rules of the Tokyo Stock Exchange and the Osaka Stock Exchange and notified both stock exchanges.

Proposal No. 4: Election of 2 auditors:
As of the close of this ordinary shareholders meeting, the term of auditors Messers. Hideki Nakamura and Yasuo Yuki will expire. Thus we request that you will appoint two auditors.
We have obtained a consent of the board of auditors for this proposal.
Below is the list of auditor candidates:

#	Name	Biography, Title, Responsibilities	No. of this	Special
			Company’s shares	relationship
	(Date of birth)	(Concurrent position)	owned	with this
Company

4/1981 Entered this Company
	*	4/2007 General Manager of Administration
Dept. of Metal & Alloy Div and
	Nobuo	Shaped Parts Div.
1	Matsumoto (4/4/1957)	4/2009 General Manager of Auditing Office of this Company	15,000 shares	None
-To the present

4/1973 Registered with Tokyo Bar Association
-To the present
4/1994 Vice President, Tokyo Bar Association
4/1996 Supreme Court Legal Research and Training Institute, Criminal Defense, Instructor
Yasuo
1/2000 Bar Examination Committee Member
2	Yuki		0 share	None
4/2003 Managing Director, Association of
(9/7/1958)
Japanese Attorneys
4/2004 Senshu University, Leal Dept.,
Graduate School, Visiting Professor
6/2008 Auditor of this Company
-To the present
(Attorney)

# indicate the candidate number.

Note:

1.	*indicates a new candidate.
2.	Auditor candidate Mr. Yasuo Yuki is an outside auditor candidate.
3.	Below are the reasons why above outside auditor candidate were selected:

Mr. Yasuo Yuki is a completely independent attorney who has no advisory relationship with this company. We judged that, his expert knowledge and working experience as an attorney would be highly effective in the audits of the Holding Company and to enhance and strengthen the audit system of the Holding Company. Thus we request his appointment as an outside director.

4.

These outside auditor candidate has not been involved in the management of a Company, except being as an outside director or an outside auditor, but because of the reasons listed below, we decided that the candidate would be able to perform properly the tasks of an outside auditor: Though Mr. Yasuo Yuki was not directly involved in the management of a company, as an attorney, he has a thorough knowledge of corporate laws and others, and we judged that he would be able to perform the task as an outside auditor properly.

5.

The number of years since each outside auditor candidate was appointed as the outside auditor: Mr. Yasuo Yuki would have been serving as an outside auditor for 4 years as of the close of this ordinary shareholders meeting.

6.

Outside auditor candidates were appointed as the director, executive officer, or auditor of other companies and etc. The following is a report if, for the past 5 years, the candidates breached laws and regulations or the bylaws, and/or carried out other improper business operations during their appointments.

7.

This Company has designated the outside director candidate, Mr. Yasuo Yuki, as an independent officer provided under the rules of the Tokyo Stock Exchange and the Osaka Stock Exchange and notified both stock exchanges.

End.

Guide to the place of the ordinary general shareholders

Place:	2-3-15, Higashi Shinagawa, Shinagawa-ku, Tokyo
Daiichi Hotel, Tokyo Sea Fort
3rd Floor, Convention Room “Harbor Circus”

Transportation:                                    4 minutes on foot from Tokyo Monorail, T Tennozu Isle Station
                                                                (central exit)

10 minutes on foot from Rinkai-sen, Tennozu Isle Station
(Exit A)

Note:	Please note that express train on Tokyo Monorail does not stop at Isle Tennozu Isle Station.

Request: As the roads and streets around the place where the shareholders meeting will be held are often very crowded, we would like to request that you would refrain from driving a car to the place.

  Cool-buss style at the shareholders meeting
  We would like to inform you and excuse ourselves in advance that, on the day of the shareholders meeting, our company’s officers and employees will dress business casual without necktie (cool-buss style).

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.